                             [CB RICHARD ELLIS LOGO]

                               COMPLETE APPRAISAL

                              SELF-CONTAINED REPORT

                                     OF THE

                              WOOD LAKE APARTMENTS
                               100 Pinhurst Drive
            Unincorporated Cobb County, Metropolitan Atlanta, Georgia
                        CBREI File No. 03-341AT-9357-000

                                  DATE OF VALUE

                                  May 15, 2003

                                  PREPARED FOR

                                Mr. James Ashmun
                    KEYCORP REAL ESTATE CAPITAL MARKETS, INC.
                   127 Public Square, Mailcode: OH-01-27-0824
                              Cleveland, Ohio 44114

                                   PREPARED BY

                             CB RICHARD ELLIS, INC.
                          VALUATION & ADVISORY SERVICES
                      3225 Cumberland Boulevard, Suite 450
                             Atlanta, Georgia 30339

June 12, 2003

Mr. James Ashmun
KEYCORP REAL ESTATE CAPITAL MARKETS, INC.
127 Public Square, Mailcode: OH-01-27-0824
Cleveland, Ohio  44114

RE:   Appraisal of the Wood Lake Apartments
      100 Pinhurst Drive
      Unincorporated Cobb County, Metropolitan Atlanta, Georgia
      CBREI File No. 03-341AT-9357-000

Dear Mr. Ashmun:

At your request and authorization, CB Richard Ellis, Inc. has prepared a Complete Appraisal presented in a self-contained appraisal report of the market value of the referenced real property.

The subject is a 220-unit garden apartment property, built in 1981. The property is situated on a 16.97-acre site, in unincorporated Cobb County, metropolitan Atlanta, Georgia. The property has an Atlanta street address of 100 Pinhurst Drive, and is currently 92.7% occupied. It should be noted that there were several minor items of deferred maintenance noted at the subject property. However, these items will be cured in the near-term and, at the request of the client, we have not made any deductions for these items. The subject is more fully described, legally and physically, within the enclosed report.

Data, information and calculations leading to the value conclusion are incorporated in the report following this letter. The report, in its entirety, including all assumptions and limiting conditions, is an integral part of and inseparable from this letter.

Based on the analysis contained in the following report, the market value of the subject is concluded as follows:

                             MARKET VALUE CONCLUSION

APPRAISAL PREMISE           INTEREST APPRAISED                DATE OF VALUE        VALUE CONCLUSION
-----------------           ------------------                -------------        ----------------
Market Value As Is              Fee Simple                     May 15, 2003           $14,100,000

Source: CB Richard Ellis, Inc.

The following appraisal sets forth the most pertinent data gathered, the techniques employed and the reasoning leading to the opinion of value. The analyses, opinions and conclusions were developed based on, and this report has been prepared in conformance with, our interpretation of the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP), the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice

Mr. James Ashmun
June 12, 2003
Page 2

of the Appraisal Institute, The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), Title XI Regulations, and according to Freddie Mac underwriting guidelines.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Richard Ellis, Inc. can be of further service, please contact us.

Respectfully submitted,

CB RICHARD ELLIS, INC.
VALUATION & ADVISORY SERVICES

_______________________________             ____________________________________
Raymond A. Higgins                          Ronald A. Neyhart, MAI
Vice President                              Senior Managing Director
Georgia State Certification No. CG001388    Georgia State Certification No.
                                            CG000490

Phone: 770-984-5007                         Phone: 770-984-5020
Fax: 770-984-5001                           Fax: 770-984-5001
Email:rhiggins@cbre.com                     Email: rneyhart@cbre.com

RAN/RAH

WOOD LAKE APARTMENTS                              CERTIFICATION OF THE APPRAISAL

                         CERTIFICATION OF THE APPRAISAL

We certify to the best of our knowledge and belief:

1.    The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, impartial and unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest in or bias with respect to the parties involved with this assignment.

4. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

5. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

6. This appraisal assignment was not based upon a requested minimum valuation, a specific valuation, or the approval of a loan.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation and the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute, as well as the requirements of the State of Georgia relating to review by its duly authorized representatives. This report also conforms to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA).

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. Ronald A. Neyhart, MAI has completed the requirements of the continuing education program of the Appraisal Institute.

10. Raymond A. Higgins has made a personal inspection of the property that is the subject of this report. Ronald A. Neyhart, MAI has not made a personal inspection of the subject property.

11. No one provided significant real property appraisal assistance to the persons signing this report.

12. Raymond A. Higgins and Ronald A. Neyhart, MAI have extensive experience in the appraisal/review of similar property types.

13. Raymond A. Higgins and Ronald A. Neyhart, MAI are currently certified in the state where the subject is located.

14. Valuation & Advisory Services operates as an independent economic entity within CB Richard Ellis, Inc. Although employees of other CB Richard Ellis, Inc. divisions may be contacted as a part of our routine market research investigations, absolute client confidentiality and privacy are maintained at all times with regard to this assignment without conflict of interest.

________________________________________    ____________________________________
Raymond A. Higgins                          Ronald A. Neyhart, MAI
Vice President                              Senior Managing Director
Georgia State Certification No. CG001388    Georgia State Certification No.
                                            CG000490

WOOD LAKE APARTMENTS                                         SUBJECT PHOTOGRAPHS

                               SUBJECT PHOTOGRAPHS

Insert digital photo pages here

WOOD LAKE APARTMENTS                                    SUMMARY OF SALIENT FACTS

WOOD LAKE APARTMENTS                                    SUMMARY OF SALIENT FACTS

                            SUMMARY OF SALIENT FACTS

PROPERTY NAME                                                       Wood Lake Apartments
LOCATION                                                            100 Pinhurst Drive, Atlanta, GA
ASSESSOR'S PARCEL NUMBER                                            17-0950-061
HIGHEST AND BEST USE
   As Though Vacant                                                 Apartment
   As Improved                                                      Apartment
PROPERTY RIGHTS APPRAISED                                           Fee Simple
DATE OF INSPECTION                                                  May 15, 2003
LAND AREA                                                           16.97 AC
IMPROVEMENTS
   Number of Buildings                                              11
   Number of Stories                                                2 & 3
   Gross Building Area                                              229,774 SF
   Net Rentable Area                                                227,474 SF
   Number of Units                                                  220
   Average Unit Size                                                1,034 SF
   Year Built                                                       1981
   Condition                                                        Good
ESTIMATED EXPOSURE TIME                                             9 Months
FINANCIAL INDICATORS
   Current Overall Occupancy                                        92.7%
   Stabilized Overall Occupancy                                     90.0%
   Overall Capitalization Rate                                      7.75%

                                                                                      TOTAL        PER UNIT
                                                                                   -----------     --------
STABILIZED OPERATING DATA ON MAY 15, 2003
   Effective Gross Income                                                          $ 1,925,379      $ 8,752
   Operating Expenses                                                              $   835,591      $ 3,798
   Expense Ratio                                                                         43.40%
   Net Operating Income                                                            $ 1,089,788      $ 4,954
VALUATION

MARKET VALUE AS IS ON MAY 15, 2003
   Land Value                                                                      $ 2,750,000      $12,500
   Cost Approach                                                                   $14,400,000      $65,455
   Sales Comparison Approach                                                       $14,100,000      $64,091
   Income Capitalization Approach                                                  $14,100,000      $64,091

                             CONCLUDED MARKET VALUE

APPRAISAL PREMISE                   INTEREST APPRAISED         DATE OF VALUE               VALUE
------------------                  ------------------         -------------            -----------
Market Value As Is                      Fee Simple             May 15, 2003             $14,100,000

Source: CB Richard Ellis, Inc.

WOOD LAKE APARTMENTS                                    SUMMARY OF SALIENT FACTS

SPECIAL ASSUMPTIONS

It should be noted that the property currently has two down units from foundation leaks that will be repaired in the near-term. The damages are minor and have not been taken into consideration in our analysis.

WOOD LAKE APARTMENTS                                           TABLE OF CONTENTS

                                TABLE OF CONTENTS

CERTIFICATION OF THE APPRAISAL...................................................................................   i

SUBJECT PHOTOGRAPHS..............................................................................................  ii

SUMMARY OF SALIENT FACTS.........................................................................................  iv

TABLE OF CONTENTS................................................................................................  vi

INTRODUCTION.....................................................................................................   1

AREA ANALYSIS....................................................................................................   6

NEIGHBORHOOD ANALYSIS............................................................................................  17

MARKET ANALYSIS..................................................................................................  21

SITE ANALYSIS....................................................................................................  41

IMPROVEMENT ANALYSIS.............................................................................................  44

ZONING...........................................................................................................  50

TAX AND ASSESSMENT DATA..........................................................................................  51

HIGHEST AND BEST USE.............................................................................................  53

APPRAISAL METHODOLOGY............................................................................................  55

LAND VALUE.......................................................................................................  57

COST APPROACH....................................................................................................  61

SALES COMPARISON APPROACH........................................................................................  65

INCOME CAPITALIZATION APPROACH...................................................................................  70

RECONCILIATION OF VALUE..........................................................................................  93

ASSUMPTIONS AND LIMITING CONDITIONS..............................................................................  95

ADDENDA

A Glossary of Terms
B Additional Subject Photographs
C Comparable Land Sales
D Improved Comparable Sales
E Rent Comparables
F Demographics
G Rent Roll
H Historical Operating Statements
I Freddie Mac Form 439
J Qualifications

WOOD LAKE APARTMENTS                                                INTRODUCTION

                                  INTRODUCTION

PROPERTY IDENTIFICATION

The subject is a 220-unit garden apartment property, built in 1981. The property is situated on a 16.97-acre site, in unincorporated Cobb County, metropolitan Atlanta, Georgia. The subject has a street address of 100 Pinhurst Drive and is identified as parcel 17-0950-061 by the Cobb County Tax Assessor's office.

OWNERSHIP AND PROPERTY HISTORY

According to Cobb County records, title to the property is currently vested in the name of Century Properties Fund XIX. CB Richard Ellis is not aware of any ownership transfers of the property in the last three years. Furthermore, the property is not reportedly under contract or being marketed for sale at the time of this appraisal.

DATE OF INSPECTION

The subject was inspected on May 15, 2003.

DATE OF VALUE

The date of appraisal for the "as is" value is May 15, 2003.

DATE OF REPORT

The date of report is the date indicated on the letter of transmittal.

PURPOSE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the subject property. The current economic definition agreed upon by agencies that regulate federal financial institutions in the U.S. (and used herein) is as follows:

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.    buyer and seller are typically motivated;

2. both parties are well informed or well advised, and acting in what they consider their own best interests;

3.    a reasonable time is allowed for exposure in the open market;

4. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and,

WOOD LAKE APARTMENTS                                                INTRODUCTION

5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (1)

PREMISE OF THE APPRAISAL

The premise of this appraisal valuation is "as is" on the date of value.

TERMS AND DEFINITIONS

The Glossary of Terms in the Addenda provides definitions for terms that are, and may be used, in this appraisal.

INTENDED USE AND USER OF REPORT

This appraisal is to be used in the underwriting of the property for a mortgage loan.

PROPERTY RIGHTS APPRAISED

The interest appraised represents the fee simple estate.

SCOPE OF WORK

The scope of the assignment relates to the extent and manner in which research is conducted, data is gathered and analysis is applied, all based upon the purpose of the appraisal and its intended use, as previously outlined.

CB Richard Ellis, Inc. completed the following steps for this assignment:

1. physically identified and inspected both the interior and exterior of the subject property, as well as its surrounding environs; identified and considered those characteristics that may have a legal, economic or physical impact on the subject;

2. physically inspected the micro and/or macro market environments with respect to physical and economic factors relevant to the valuation process; expanded this knowledge through interviews with regional and/or local market participants, available published data and other various resources;

3. conducted regional and/or local research with respect to applicable tax data, zoning requirements, flood zone status, demographics, income and expense data, and comparable listing, sale and rental information;

4. analyzed the data gathered through the use of appropriate and accepted appraisal methodology to arrive at a probable value indication via each applicable approach to value;

5. correlated and reconciled the results into a reasonable and defensible value conclusion, as defined herein; and,

----------
(1) Appraisal Standards Board of The Appraisal Foundation, Uniform Standards of Professional Appraisal Practice, 2002 ed. (Washington, DC: The Appraisal Foundation, 2002), 219; Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), 222-223. This definition is also compatible with the OTS, OCC, RTC, FDIC, FRS and NCUA definitions of market value.

WOOD LAKE APARTMENTS                                                INTRODUCTION

6. estimated a reasonable exposure time and marketing time associated with the value estimate presented.

To develop the opinion of value, CB Richard Ellis, Inc. performed a Complete Appraisal as defined by the Uniform Standards of Professional Appraisal Practice (USPAP). This means that no departures from Standard 1 were invoked. In this Complete Appraisal, CB Richard Ellis, Inc. used all appropriate approaches to value. Furthermore, the value conclusion reflects all known information about the subject, market conditions, and available data.

This appraisal of the subject has been presented in the form of a Self-Contained Appraisal Report, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(a) of the USPAP. That is, this report incorporates, to the fullest extent possible, practical explanation of the data, reasoning and analysis that were used to develop the opinion of value. This report also includes thorough descriptions of the subject and the market for the property type.

SPECIAL APPRAISAL INSTRUCTIONS

There have been no special appraisal instructions for this assignment.

EXPOSURE TIME

An estimate of exposure time is not intended to be a prediction of a date of sale or a simple one-line statement. Instead, it is an integral part of the appraisal analysis and is based on one or more of the following:

      -     statistical information about days on the market

      -     information gathered through sales verification

      -     interviews of market participants.

The reasonable exposure period is a function of price, time, and use. It is not an isolated estimate of time alone. Exposure time is different for various types of real estate and under various market conditions.

Exposure time is the estimated length of time the property would have been offered prior to a hypothetical market value sale on the effective date of appraisal. It is a retrospective estimate based on an analysis of recent past events, assuming a competitive and open market. It assumes not only adequate, sufficient, and reasonable time but also adequate, sufficient, and reasonable marketing effort. Exposure time is therefore interrelated with appraisal conclusion of value.

In consideration of these factors, we have analyzed the following:

      - exposure periods of comparable sales revealed during the course of this appraisal;

      -     the CB Richard Ellis, Inc. National Investor Survey; and,

      -     knowledgeable real estate professionals.

WOOD LAKE APARTMENTS                                                INTRODUCTION

The following table presents the information derived from these sources:

                EXPOSURE TIME INFORMATION - APARTMENT PROPERTIES

                                                                   Exposure Time (Months)
                                                                 -------------------------
Data Source                                                        Range           Average
-----------                                                      ----------        -------
National Investor Survey, 2003
 Class A                                                         2.0 - 36.0          6.64
 Class B                                                         3.0 - 24.0          6.68
 Class C                                                         3.0 - 24.0          6.89

Source: CB Richard Ellis, Inc. National Investor Survey

Based on the foregoing analysis, an exposure time of nine months is reasonable, defensible, and appropriate. CB Richard Ellis, Inc. assumes the subject would have been competitively priced and aggressively promoted regionally.

MARKETING TIME

Marketing time is the period a prospective investor would forecast to sell the subject property immediately after the date of value, at the value estimated. The marketing time is an estimate of the number of months it will require to sell the subject from the date of value, into the future. The anticipated marketing time is essentially a measure of the perceived level of risk associated with the marketability, or liquidity, of the subject property. The marketing time estimate is based on the data used in estimating the reasonable exposure time, in addition to an analysis of the anticipated changes in market conditions following the date of appraisal.

The future price for the subject (at the end of the marketing time) may or may not equal the appraisal estimate. The future price depends on unpredictable changes in the physical real estate, demographic and economic trends, real estate markets in general, supply/demand characteristics for the property type, and many other factors.

WOOD LAKE APARTMENTS                                               AREA ANALYSIS

                          AREA MAP (NOT A FACING PAGE)

                  Replace this page with the indicated exhibit.

WOOD LAKE APARTMENTS                                               AREA ANALYSIS

                                  AREA ANALYSIS

LOCATION

The subject property is located in the Atlanta metropolitan statistical area
(MSA). The 20-county MSA includes the state capital and the state's largest city, Atlanta.

POPULATION

The following table of population statistics shows changes in population from the 1990 and 2000 censuses, estimates for the current year, and forward projections for the MSA. As these data demonstrate, there has been a significant increase in the area population during the last two decades and that growth is projected to continue into the foreseeable future.

                           POPULATION OF MSA BY COUNTY

                          1990          2000      1990-2000     Percentage          2002         2007       2002-2007
County                   Census        Census    Ann. Growth      of MSA          Estimate    Projection   Ann. Growth
------                  ---------    ---------   -----------    ----------       ---------    ----------   -----------
Barrow                     29,721       46,144       4.6%           1%              49,513       57,868        3.4%
Bartow                     55,897       76,019       3.0%           2%              80,163       90,410        2.6%
Carroll                    71,422       87,268       1.8%           2%              90,666       98,986        1.8%
Cherokee                   90,204      141,903       4.8%           4%             153,097      180,614        3.6%
Clayton                   182,052      236,517       2.5%           6%             246,304      271,171        2.0%
Cobb                      447,745      607,751       3.0%          15%             635,495      706,631        2.2%
Coweta                     53,853       89,215       5.5%           2%              95,939      112,898        3.5%
Dekalb                    545,837      665,865       1.8%          16%             687,557      742,650        1.6%
Douglas                    71,120       92,174       2.5%           2%              95,966      105,658        2.0%
Fayette                    62,415       91,263       3.9%           2%              96,516      109,878        2.8%
Forsyth                    44,083       98,407      10.3%           3%             110,512      140,083        5.4%
Fulton                    648,951      816,006       2.1%          19%             842,615      911,700        1.6%
Gwinnett                  352,910      588,448       5.6%          15%             632,751      744,477        3.5%
Henry                      58,741      119,341       8.6%           3%             132,112      163,684        4.8%
Newton                     41,808       62,001       4.0%           2%              66,335       76,985        3.2%
Paulding                   41,611       81,678       8.0%           2%              89,818      110,082        4.5%
Pickens                    14,432       22,983       4.9%           1%              24,957       29,751        3.8%
Rockdale                   54,091       70,111       2.5%           2%              72,322       78,309        1.7%
Spalding                   54,457       58,417       0.6%           1%              59,047       60,703        0.6%
Walton                     38,586       60,687       4.8%           2%              65,752       78,059        3.7%
                        ---------    ---------      ----                         ---------    ---------        ---
Total MSA               2,959,936    4,112,198       3.2%                        4,327,437    4,870,597        2.5%
                        ---------    ---------      ----                         ---------    ---------        ---

Source: Claritas, Inc.

The following list provides comparative metropolitan population gain for the top 10 MSA's plus other selected metropolitan areas in the southeast across the previous decade. Atlanta has consistently ranked among the top 10.

WOOD LAKE APARTMENTS                                               AREA ANALYSIS

                POPULATION GROWTH IN SELECTED METROPOLITAN AREAS

Rank  Metropolitan Statistical Area           %Gain        Rank  Metropolitan Statistical Area             %Gain
----  -----------------------------           ------       ----  -----------------------------             -----
1     Las Vegas, NV                            83.3%        12   Charlotte-Gastonia, NC                    29.0%
2     Mcallen-Edinburg-Mission, TX             48.5%        16   Nashville, TN                             25.0%
3     Austin-San Marcos, TX                    47.7%        27   Greensboro-Winston-Salem, NC              19.2%
4     Phoenix-Mesa, AZ                         45.3%        28   Columbia, SC                              18.4%
5     Atlanta, GA                              38.9%        29   Knoxville, TN                             17.3%
6     Raleigh-Durham-Chapel Hill, NC           38.9%        34   Greenville-Spartanburg, SC                15.9%
7     Orlando, FL                              34.3%        45   Memphis, Tennessee                        12.7%
8     W Palm Beach-Boca Raton, FL              31.0%        54   Birmingham, AL                             9.6%
9     Denver-Boulder-Greeley, CO               30.4%        58   Charleston-North Charleston, SC            8.3%
10    Colorado Springs, CO                     30.2%        59   Louisville, KY                             8.1%

Population growth for 82 metropolitan areas with total population exceeding 500,000, ranked by percent change, based on total population estimates for 1990 to 2000.

Source: US Census Bureau; Compiled by CB Richard Ellis

The overall percentage gain for all metropolitan markets is 13.8%, representing the addition of approximately 27.8 million people in metropolitan areas.

HOUSEHOLDS

The following table shows changes in demographic statistics by household based on the 2000 Census.

WOOD LAKE APARTMENTS                                               AREA ANALYSIS

                        MSA HOUSEHOLD PROFILES BY COUNTY

                                      Households                                Housing                Median Income
                       ----------------------------------------         -----------------------    --------------------
                          2000             2002         2007             Owner      Persons Per      Per         Per
County                   Census          Estimate    Projection         Occupied         HH        Household    Capita
------                 ---------        ---------    ----------         --------    -----------    ---------   --------
Barrow                    16,354           17,530       20,429             76%          2.79        $ 41,235   $ 17,674
Bartow                    27,176           28,671       32,365             75%          2.76        $ 45,976   $ 20,846
Carroll                   31,568           32,929       36,298             71%          2.66        $ 39,089   $ 18,705
Cherokee                  49,495           53,453       63,201             84%          2.85        $ 63,091   $ 26,204
Clayton                   82,243           85,324       93,049             61%          2.84        $ 49,738   $ 20,653
Cobb                     227,487          237,409      262,668             68%          2.64        $ 70,401   $ 33,539
Coweta                    31,442           33,846       39,917             78%          2.81        $ 48,087   $ 22,476
Dekalb                   249,339          256,889      275,903             58%          2.62        $ 60,211   $ 29,226
Douglas                   32,822           34,397       38,500             75%          2.78        $ 56,998   $ 24,368
Fayette                   31,524           33,487       38,546             86%          2.88        $ 77,551   $ 32,664
Forsyth                   34,565           38,687       48,605             88%          2.83        $ 68,123   $ 30,342
Fulton                   321,242          332,031      360,034             52%          2.44        $ 56,956   $ 35,544
Gwinnett                 202,317          216,464      251,462             72%          2.88        $ 75,504   $ 31,156
Henry                     41,373           45,923       57,255             85%          2.87        $ 50,486   $ 21,083
Newton                    21,997           23,663       27,825             78%          2.77        $ 40,927   $ 18,743
Paulding                  28,089           30,894       37,866             87%          2.89        $ 42,686   $ 17,191
Pickens                    8,960            9,797       11,880             82%          2.54        $ 42,074   $ 22,149
Rockdale                  24,052           24,888       27,160             75%          2.87        $ 57,698   $ 25,081
Spalding                  21,519           21,859       22,755             63%          2.67        $ 40,925   $ 19,618
Walton                    21,307           23,129       27,579             77%          2.82        $ 38,321   $ 17,425
                       ---------        ---------    ---------             --           ----        --------   --------
Total MSA              1,504,871        1,581,270    1,773,297             66%          2.68        $ 59,964   $ 29,037
                       ---------        ---------    ---------             --           ----        --------   --------

Source: Claritas, Inc.

EMPLOYMENT

Atlanta continues to lead the southeast region of the United States in commercial, industrial, and financial sectors. The following chart presents the diversity of Atlanta's economic base. Compared with employment distribution for the US, Atlanta is less dependent on services but more dependent on retail trade, with resources being evenly distributed to other sectors.

WOOD LAKE APARTMENTS                                               AREA ANALYSIS

                              EMPLOYMENT BY SECTORS

                                   [PIE CHART]

Agriculture, Mining, Construction, Other         8%
Manufacturing                                   11%
Transport,/Utility                               7%
Wholesale Trade                                  7%
Government                                       5%
Retail Trade                                    21%
Finance, Insurance, Real Estate                  8%
Services                                        33%

Source: Bureau of Economic Analysis

Entering the second half of 2002, job growth appeared to be negligible at the national level. Georgia and metro Atlanta seem to be consistent in reflecting this trend. The top 25 public companies in Georgia have announced layoffs or scaled back operations, having suffered setbacks in market valuation. However, owing to its diverse economy, Atlanta has undergone growth in defense, health services, and retail (discount stores) employment.

During 1993, 1994, 1996, and 1999, Atlanta led the nation in job growth - ranking among the top 10 cities in the nation for job growth in the previous decade. Following these years of expansion, the recession that began in 2001 hit Atlanta hard. Job growth was reduced to negligible levels in 2001 and losses accumulated through 2002. On a seasonally adjusted basis, nonagricultural employment in metro Atlanta stands at just over 2.1 million.

The current national economic climate, aggravated by geopolitical tensions around the world, continues to have a detrimental effect on the regional economy. Prospects for resumption of positive levels of job creation are just beginning to be apparent, and near-term prospects reflect the beginning of slow recovery through 2003. The following table summarizes job creation trends, according to the quarterly economic forecast published by Georgia State University's (GSU) Economic Forecasting Center.

WOOD LAKE APARTMENTS                                               AREA ANALYSIS

                            METRO ATLANTA JOB GROWTH

                                   [BAR CHART]

         1994   1995   1996   1997   1998   1999   2000   2001  2002    2003   2004   2005
         ----   ----   ----   ----   ----   ----   ----   ----  ----    ----   ----   ----
Georgia  156.8  137.2  125.2  87.0  124.5   143.3  66.5   8.1   (86.7)  (5.0)  63.6   84.4
Atlanta   97.5   84.0   86.0  56.0   83.6    87.4  52.2   9.1   (54.3)   2.8   45.9   56.0

Source: Georgia State University Economic Forecasting Center (February 2003)

According to GSU's Economic Forecasting Center, job losses for 2002 in Atlanta totaled 54,300. The growth sectors that had continued strength through the 1990's - tourism, transportation, and telecommunications - were all negatively impacted by the recession, the attacks on September 11, 2001, or both. Passenger traffic at major airlines remains below peak. Convention business is slow, and hotel room rates have not begun to grow following competitive reductions. Telecom remains saturated with excess capacity. Thus, according to Rajeev Dhawan, Director of the Economic Forecasting Center, while the regional economy grew faster than the national average over the past decade, Atlanta may lag behind the nation in near-term recovery.

Dhawan projects that the US economy will begin to grow by early Fourth Quarter 2003, assuming a quick victory in engaging Iraq. A quick victory in Iraq is generally perceived to be in the near-term. With perceptions evolving to a diminished threat of terrorism, corporate decision makers are anticipated to begin reengaging and expand hiring. As job growth picks up, fundamental reasons for increases in consumption and income growth will replace the current patchwork of credit and home equity cash-outs, according to the forecast.

We note from our own observations that the Atlanta economy has continued to outperform expectations year after year. While the prospects for near-term expansion continue to be modest, in long-term projections, the Atlanta metropolitan area is forecast to remain a national leader in job creation.

WOOD LAKE APARTMENTS                                               AREA ANALYSIS

The following table shows the historic strength of the local employment market, comparing the unemployment rate for the metropolitan area to that of the state and country.

                            ANNUAL UNEMPLOYMENT RATE

                       MSA           State               US
                      ----           -----              ----
1995                  4.3%            4.9%              5.6%
1996                  3.8%            4.6%              5.4%
1997                  3.7%            4.5%              4.9%
1998                  3.3%            4.2%              4.5%
1999                  3.1%            4.0%              4.2%
2000                  3.0%            3.7%              4.0%
2001                  3.5%            4.0%              4.8%
2002                  4.8%            4.6%              5.8%

Source: US Bureau of Labor Statistics

Preliminary data reported for indicate that the annual average unemployment rate for Atlanta was 5.8% in 2002, which represents a noticeable increase over the prior year.

The metropolitan area is home to operations for over 700 of the Fortune 1,000 - 24 of the Fortune 1,000 companies are headquartered in the metro area. The largest corporate employers are listed in the following table.

                           LARGEST CORPORATE EMPLOYERS

COMPANY                    INDUSTRY                  SCOPE OF OPERATIONS       EMPLOYEES
-------                    --------                  -------------------       ---------
1. Delta Air Lines         Transportation            Headquarters                26,200
2. Bellsouth               Telecommunication         Headquarters                22,000
3. Wal-Mart Stores         Retail Merchandiser       Regional                    15,100
4. At&T Corporation        Telecommunication         Regional                    10,000
5. The Home Depot          Retail Merchandiser       Headquarters                 9,700
6. Ibm Corporation         Technology                Regional                     8,400
7. United Parcel Service   Transportation            Headquarters                 8,100
8. Suntrust                Finance                   Headquarters                 6,700
9. Cox Enterprises         Media                     Headquarters                 6,200
10. Wachovia               Finance                   Regional                     6,000

Source: Atlanta Business Chronicle, March 2002

COMMERCIAL PROPERTY PRICE AND RENT TRENDS

With growth in the population and employment, there have been corresponding steady rises in prices for real estate. The following tables provide information for various property types, comparing metro Atlanta with national averages.

WOOD LAKE APARTMENTS                                               AREA ANALYSIS

                         AVERAGE SALES PRICE COMPARISON

  Period     CBD Office       Suburban Office        Industrial           Retail            Apartment
(Year/Qtr)  Atlanta    US     Atlanta      US      Atlanta    US     Atlanta      US    Atlanta         US
----------  -------   ---     -------     ---      -------    --     -------     ---    -------        ---
1995 / 4      133     143       112       110        30       34       105       100       60           67
1996 / 4      137     148       125       123        33       36       116       105       67           74
1997 / 4      141     166       145       142        33       39       108       113       72           81
1998 / 4      138     190       142       152        36       42       112       117       77           89
1999 / 4      144     194       153       163        35       43       121       120       86           95
2000 / 4      159     216       170       180        38       45       122       122       85          104
2001 / 4      146     204       156       174        34       44       115       118       81          104
2002 / 4      139     210       151       179        36       44       115       123       81          106

Note: Prices are given in dollars per square foot, rounded, for Class A property sectors.

Source: CB Richard Ellis/National Real Estate Index Market Monitor, 415 733 5300

                         AVERAGE RENTAL RATE COMPARISON

  Period       CBD Office      Suburban Office     Industrial             Retail               Apartment
(Year/Qtr)  Atlanta      US    Atlanta     US    Atlanta      US    Atlanta      US         Atlanta     US
----------  -------    -----   -------   -----   -------     ----   -------     -----       -------   -----
1995 / 4     23.57     22.49    19.27    19.30     3.80      4.69     14.99     14.72         9.94    11.10
1996 / 4     23.42     23.97    22.36    21.06     4.01      4.95     15.17     15.42        10.06    11.71
1997 / 4     24.58     27.12    23.75    23.19     4.09      5.14     15.50     16.33        10.24    12.21
1998 / 4     25.46     29.72    23.23    24.28     4.07      5.33     16.11     16.91        10.47    13.02
1999 / 4     25.90     31.50    22.75    24.89     4.28      5.57     17.00     17.31        10.62    13.58
2000 / 4     27.00     35.51    23.12    28.17     4.42      5.80     17.07     17.80        11.33    14.43
2001 / 4     25.80     32.63    21.36    25.47     4.26      5.61     16.60     17.49        10.94    14.54
2002 / 4     24.15     30.04    19.61    23.46     3.93      5.37     16.55     17.47        10.13    14.12

Note: Rents are presented in dollars per square foot for Class A properties. Office, industrial, and apartment properties are given on an effective gross basis; retail properties, on a triple net basis.

Source: CB Richard Ellis/National Real Estate Index Market Monitor, 415 733 5300

                         CAPITALIZATION RATE COMPARISON

  Period     CBD Office       Suburban Office       Industrial           Retail             Apartment
(Year/Qtr) Atlanta     US     Atlanta      US      Atlanta    US    Atlanta     US    Atlanta          US
---------- -------    ----    -------     ----     -------   ----   -------    ----   -------         ----
1995 / 4     8.3%     9.0%      9.3%      9.6%     9.1%      9.3%     8.6%     9.4%      8.3%         9.1%
1996 / 4     8.7%     9.0%      9.2%      9.2%     8.8%      9.2%     8.3%     9.3%      7.8%         8.9%
1997 / 4     8.9%     8.9%      9.2%      9.1%     9.1%      9.0%     9.4%     9.2%      8.5%         8.9%
1998 / 4     9.5%     8.6%      9.7%      9.0%     8.9%      8.9%     9.1%     9.1%      8.4%         8.8%
1999 / 4     9.2%     8.9%      8.9%      8.7%     9.3%      9.1%     8.7%     9.0%      8.1%         8.7%
2000 / 4     9.0%     8.7%      8.1%      8.6%     8.5%      9.0%     9.1%     9.1%      7.6%         8.4%
2001 / 4     9.6%     8.9%      8.5%      8.6%     9.5%      9.1%     9.4%     9.3%      8.3%         8.5%
2002 / 4     9.8%     7.6%      8.0%      7.4%     8.6%      8.7%     9.5%     8.9%      7.6%         7.9%

Note: Cap rates are determined from actual net operating income either from actual sales or from representative prototypes for Class A property sectors.

Source: CB Richard Ellis/National Real Estate Index Market Monitor, 415 733 5300

RESIDENTIAL HOME COSTS

The following chart compares the median home price for Atlanta and the nation.

WOOD LAKE APARTMENTS                                               AREA ANALYSIS

                         SINGLE FAMILY MEDIAN HOME PRICE

                                   [BAR CHART]

            1997      1998      1999      2000       2001      2002
          --------  --------  --------  --------   --------  --------
Atlanta   $108,400  $115,400  $123,700  $131,200   $138,800  $146,500
US        $121,800  $128,400  $133,300  $139,100   $147,500  $158,300

Source: National Association of Realtors

COST OF LIVING

The Cost of Living Index, published by the American Chamber of Commerce Researchers Association, measures relative price levels for consumer goods and services in participating areas. The average of all participating municipalities equals 100, and the Atlanta index is read as a percentage against that national measure, shown along with other Southeastern metropolitan areas in the table below.

                                 COST OF LIVING

Location                         Total         Grocery        Housing        Utilities       Trans         Health          Misc.
--------                         -----         -------        -------        ---------       -----         ------          -----
Memphis                           87.1           90.9           78.3           78.5           94.1           90.2           92.3
Knoxville                         89.1           95.4           78.3           91.8           86.1           88.1           95.7
Augusta-Aiken                     91.0          104.4           71.9           91.2           99.8           94.3           97.5
Winston-Salem                     91.7           94.7           85.9           91.9           92.3           85.6           95.7
Nashville-Franklin                91.7           99.1           81.7           80.4           93.3           82.9          100.3
Greenville                        94.7           96.7           78.3          103.7          100.8           91.9          104.0
Columbia                          95.1           99.2           85.4          114.7           88.8           89.7           99.2
Charlotte                         95.7           94.9           88.5           91.3          102.7           95.5          101.2
Birmingham                        97.6          107.1           84.4          102.8           97.4           87.1          104.7
Atlanta                           98.1          101.9           94.5           92.1          101.8          106.3           98.3
Charleston-N Charleston          100.7           98.9          100.9           96.8           99.3           97.7          103.3
Raleigh                          101.0          108.0           96.8           99.5           97.4          102.0          102.4

Source: ACCRA Cost of Living Index

WOOD LAKE APARTMENTS                                               AREA ANALYSIS

RETAIL SALES

Atlanta has shown consistent, strong growth in retail sales, ranking in the top 10 national markets for retail sales over the past five years. Annual sales volumes for the metropolitan area, prepared by Claritas are depicted in the following chart. Note that data reported prior to 1999 are not comparable with data in 2000 and following; the adoption of NAFTA required replacement of SIC codes with NAICS codes.

                               RETAIL SALES GROWTH

                                   [BAR CHART]

1995    1996   1997   1998   2000   2001   2002
-----   -----  -----  -----  -----  -----  -----
$34.9   $37.6  $40.2  $43.7  $59.6  $64.6  $64.7

Numbers shown are $billion.
Source: Sales & Marketing Management (to 1998) and Claritas, Inc. (2000 and following)

Based on population, current spending trends and total sales, and other demographic factors, Claritas projects that total retail sales for the metro area will reach $88.8 billion by the year 2007, a growth rate of 7.5% per annum.

TRANSPORTATION

Atlanta began in the nineteenth century as a railway and manufacturing center and continues to maintain and improve its transportation systems, enhancing a primary reason for the area's economic growth and development.

Air transportation continues to recover at Hartsfield-Atlanta International Airport, which remains the world's busiest passenger airport. Surpassing Chicago O'Hare (66.56 million passengers) and Los Angeles International (56.22 million passengers), Atlanta Hartsfield has maintained its top ranking in measures of passenger traffic and aircraft movement since 1998. More than 80% of the US population is reachable by air within two hours of Atlanta.

WOOD LAKE APARTMENTS                                               AREA ANALYSIS

                    ATLANTA HARTSFIELD INTERNATIONAL AIRPORT

ACTIVITY                           1997        1998         1999         2000         2001             2002
--------                         -------      -------      -------      -------      -------          -------
PASSENGERS (MILLION)               68.21        73.47        78.09        80.16        75.86            76.88
CARGO (METRIC TONS)              864,474      907,208      882,994      894,471      735,796          734,083
MOVEMENTS (LANDING/TAKEOFF)      794,447      846,881      909,911      915,454      890,494          889,966

SOURCE: AIRPORTS COUNCIL INTERNATIONAL

The airport has begun a 10-year facility expansion that will add a fifth runway by 2005. The new runway, which will measure either 6,000 or 9,000 feet in length, is projected to decrease the present average delay of 9:00 minutes per flight to 6:12 per flight. Additional enhancements will include a new rental car facility, international terminal, control tower, and possibly third major terminal.

The economic impact of Hartsfield International Airport has been estimated at $16 billion annually for the metro Atlanta economy.

Seven interstates serve metro Atlanta, including Interstates 75, 85, and 20, which run through the city, varying in width from four to fourteen lanes. In addition, a number of US and state highways, including Georgia Highway 400 (a primary north-south corridor, extending from the central business district northward), provide excellent regional access. Georgia has a historically strong commitment to maintaining its regional roads, and major interstate highway construction continues to meet projected growth and future needs.

The Metropolitan Atlanta Rapid Transit Authority (MARTA) provides a 37-mile rapid rail transit system and extensive connector bus routes. Other available sources of commercially available ground transportation include Amtrak and Greyhound.

CONCLUSION

The Atlanta metropolitan region has played a major role in the growth of Georgia and the southeastern United States. A strong economic base has been shown in steady increases in population, in the diversity of the work force, and in job growth. Atlanta continues to gain new jobs faster and to maintain unemployment levels lower than most areas of the US. These demographic and employment trends indicate the primary drive for housing demand, retail sales, and commercial construction, and Atlanta continues to experience an exceptionally high level of economic prosperity. Atlanta has experienced tremendous growth in recent decades and taken its place as an international city. Despite modest slowing indicated by certain economic indicators, Atlanta's fundamentals remain strong and a pattern of stable growth should continue well into the foreseeable future.

WOOD LAKE APARTMENTS                                       NEIGHBORHOOD ANALYSIS

                      NEIGHBORHOOD MAP (NOT A FACING PAGE)

WOOD LAKE APARTMENTS                                       NEIGHBORHOOD ANALYSIS

                              NEIGHBORHOOD ANALYSIS

The subject property is located along the north side of Mt. Wilkinson Parkway on Woodridge Drive, approximately one-mile south of Cumberland Mall. This location is approximately 10 miles northwest of the Atlanta Central Business District
(CBD).

The subject's neighborhood is generally defined by the following boundaries:

     North:    Windy Hill Road
     South:    Atlanta Road
     East:     Interstate 75
     West:     South Cobb Drive

The defined area generally encompasses a two- to three-mile radius from the subject property.

LAND USE

The neighborhood is an older, established area of northwest metropolitan Atlanta. The subject and its neighborhood are located in the southeastern portion of Cobb County, just south of the Interstate 75/Interstate 285 interchange.

There are two major influences effecting the area: the development around Cumberland Mall/Galleria and Dobbins Air Reserve Base. The most intense development in the area is located in the northern portion of the defined neighborhood, in the area surrounding the intersection of Interstate 75 and Interstate 285. The development in this area has a heavy concentration of office and retail uses. The retail uses are anchored by Cumberland Mall and the Atlanta Galleria Specialty Mall.

Cumberland Mall, a 1,200,000-square foot super regional facility, opened in 1973 and was the original catalyst of the significant level of real estate development in the area. This facility is located within the southwest quadrant of Interstate 285 and Cobb Parkway (U.S. Highway 41), just west of Interstate
75. This property was renovated in 1983, and is anchored by Rich's-Macy's, JC Penney and Sears.

The other major retail development, the Galleria Specialty Mall, is located within the southeast quadrant of Interstate 285 and Cobb Parkway. Developed in 1983, the mall also includes an adjacent attached hotel, the Waverly. After lackluster retail performance, the upscale mall's owner renovated the center in 1994 in conjunction with the addition of approximately 300,000 square feet of convention and exhibit space. The new convention portion was named Cobb Galleria Centre. This project was the result of the combined efforts of the mall owners and the Cobb-Marietta Coliseum and Exhibit Hall Authority. The project was funded through a $48 million revenue bond issue.

WOOD LAKE APARTMENTS                                       NEIGHBORHOOD ANALYSIS

Another major development in the area is located several miles north of the subject. Dobbins Air Reserve Base, located on approximately 3,500 acres, is utilized by the U.S. Air Force, U.S. Navy and the Georgia Air National Guard. In addition, at the northwest portion of this facility is a Lockheed-Martin factory, which manufactures military aircraft, including the F-22, C-130 and previously the C5-A&B transport planes. This plant is one of the major employers of the area, with approximately 10,000 employees.

Significant office developments in or near the neighborhood include: Atlanta Galleria, Wildwood Office Park, Interstate North, Circle 75 Office Park, Cumberland Office Park, Parkwood Office Park, Galleria 75 Office Park and Powers Ferry Landing Office Park. This submarket is the second largest office submarket in the metropolitan area.

The remaining commercial development in the neighborhood consists of numerous community and neighborhood shopping centers, franchise restaurants, banking facilities, single-tenant retail facilities, automobile sales and service facilities, convenience stores and numerous similar uses. These developments are almost exclusively located along the primary local traffic arteries.

The industrial development in the neighborhood consists almost exclusively of business parks and business service facilities. These developments are typically located along secondary roadways, but are positioned for convenient access to the interstate highways. The majority of these developments were constructed in the mid-1970's and mid-1980's.

The residential development of the neighborhood consists of multi- and single-family uses. The area just inside Interstate 285 along Paces Ferry Road, identified as Vinings, has experienced considerable growth for a small, highly developed area. However, in-fill development has occurred throughout the neighborhood, wherever developable land is available. This in-fill trend has occurred due to the desire of many people to be close to their places of employment and avoid lock commutes. In the current economic cycle, developers have built patio homes ranging in price from $250,000 to $1,000,000.

The multi-family uses in the area are generally apartment complexes, but there are also various condominium uses in the area. There has been recent construction of apartments in the immediate area, consisting primarily of excellent quality Class A properties with a significant amount of amenities. The other area apartment complexes consist primarily of two product types. The properties developed in the mid- to late-1980's are typically class "A-" and "B", whereas the properties which were developed in the 1960's and 1970's are generally categorized as "B" and "C" grade developments. Neighborhood apartment development is located along primary and secondary roadways.

WOOD LAKE APARTMENTS                                       NEIGHBORHOOD ANALYSIS

The neighborhood also has a good level of supportive developments, including schools, parks and Houses of Worship. A discussion of the demographic nature of the neighborhood is included in the following Market Analysis.

ACCESS

The accessibility to the area in general, and the subject property in particular, is excellent. Interstate 75 extends through the neighborhood in a general northwest to southeast direction, providing direct access into the Atlanta Central Business District (CBD). Interstate 285 extends through the neighborhood from the northeast to the southwest, and forms Atlanta's circumferential bypass highway. Interstate 285 provides access throughout the metropolitan area. Access to Interstate 75 is provided at Cumberland Boulevard and Northside Drive, while access to Interstate 285 is provided at Paces Ferry Road and Cobb Parkway (U.S. Highway 41).

Major secondary roadways in the neighborhood include Cobb Parkway (U.S. Highway
41), Paces Ferry Road, Atlanta Road, Cumberland Parkway, South Cobb Drive, Spring Road, Windy Hill Road, Akers Mill Road and Powers Ferry Road. These roadways extend in all directions and further enhance accessibility within the neighborhood.

In addition to the primary thoroughfares, the neighborhood is served by the Cobb Community Transit bus service, which connects with the Atlanta MARTA bus and rail system. Bus service is available along most major roads in the immediate area.

DEMOGRAPHICS

Population growth and new household formations have been on an upward trend within the subject neighborhood. Selected neighborhood demographics in a one-, three-, and five-mile radius from the subject are shown in the following table:

WOOD LAKE APARTMENTS                                       NEIGHBORHOOD ANALYSIS

                       SELECTED NEIGHBORHOOD DEMOGRAPHICS

100 PINHURST DR                            Radius 1.0         Radius 3.0         Radius 5.0
ATLANTA, GA 30339-3641                        Mile               Miles              Miles
----------------------                     ----------         ----------         ----------
Population
   2007 Projection                            10,561             69,609            188,940
   2002 Estimate                               9,525             64,101            174,262
   2000 Census                                 9,122             61,996            168,651
   2002 - 2007 % Change                         10.9%               8.6%               8.4%
Households
   2007 Projection                             5,944             35,185             83,948
   2002 Estimate                               5,398             32,439             77,840
   2000 Census                                 5,170             31,357             75,542
   2002 - 2007 % Change                         10.1%               8.5%               7.8%
2002 Average Household Income               $ 92,858           $102,867           $107,358
2002 Median Household Income                $ 63,780           $ 62,040           $ 65,114
2002 Per Capita Income                      $ 53,155           $ 53,040           $ 47,790
2002 Median Owner Occ. Prop. Value          $263,846           $180,827           $183,000
% College Graduates                             67.0%              55.0%              49.1%

Source: Claritas, Inc.

The neighborhood currently has an above average income demographic profile. The outlook for the neighborhood is for stable performance with continued improvement over the next several years. As a result, the demand for existing and proposed developments is expected to be good.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

                                 MARKET ANALYSIS

Marketability refers to the posture of the subject property within its marketplace and its ability to be leased, sold or marketed relative to its competition and current conditions. Within this section, the overall market trends influencing the Atlanta apartment market are analyzed, along with trends occurring in the local submarket, investment trends for multi-family properties, and demographic influences affecting the subject property.

The primary data sources utilized for this analysis are the Atlanta Apartment Market Tracker Year-End 2002 and the Atlanta Apartment Pipeline Report Year-End 2002, published by Dale Henson Associates, Inc. The Atlanta Apartment Market Tracker focuses on apartment trends occurring within the nine of the 20 counties comprising the Atlanta metropolitan statistical area (MSA). These counties - Fulton, DeKalb, Cobb, Gwinnett, Clayton, Cherokee, Henry, Douglas, and Rockdale
- are subdivided into 17 apartment submarkets. The Atlanta Apartment Pipeline Report focuses on apartment projects that are recently completed, under construction or planned for development, as well as the lease-up and absorption levels witnessed at these properties. The Atlanta Apartment Pipeline Report covers all 20 counties within the MSA. The subject is located within the Cobb County submarket, as defined by the Dale Henson reports.

A demographic study prepared by Claritas, Inc. has also been used to project probable future market demand for the subject property. The demographic study is included as an exhibit in the Addenda.

METROPOLITAN ATLANTA APARTMENT MARKET OVERVIEW

HISTORICAL TRENDS

Metropolitan Atlanta has witnessed tremendous expansion in the past few decades, becoming the center of economic growth in the southeastern United States. Recognizing the area's growth potential, apartment developers from around the nation focused on Atlanta during the mid-1980's. The strong national economic conditions of the times provided ample demand, which increased rental rates and occupancy rates to record levels. However, the deep national recession of the early 1990's resulted in low occupancy and rent levels, and an extreme over-supply. The Atlanta market began its recovery in early 1992 and generally maintained stable occupancy levels, even as steady expansion continued through 2000. However, with the economic downturn that began in early 2001, the apartment market began slowing.

The following table illustrates overall metro Atlanta apartment occupancy levels over the past several years.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

                 ATLANTA APARTMENT MARKET - HISTORICAL OCCUPANCY

                                   [BAR CHART]

1985  1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996  1997  1998  1999  2000  2001  2002
----  ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ----  ----- ----- ----- ----- ----- -----
94%   94%  94%  90%  88%  88%  87%  91%  94%  96%  96%  93.5% 94.2% 95.3% 95.4% 95.7% 91.1% 89.4%

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

Occupancy levels have decreased from the levels witnessed over the end of the 1990's, declining as regional job growth turned negative. The largest drop was recorded in the year-end change from 2000 to 2001. Also, it is significant to note that occupancy levels remain somewhat stronger than the low points set in 1989 to 1991. The change reported for year-end 2001 to 2002 was relatively minor, and outperformed the generally grim expectations of many observers. Whether occupancy levels have indeed "bottomed out" remains unclear, as significant levels of job creation have not yet exceeded job reductions.

Downward pressure on occupancy has placed competitive pressure on rental rates and upward pressure on the level of concessions offered. The following table illustrates the apartment market trends within the Atlanta metropolitan area over the past several years.

            METROPOLITAN ATLANTA APARTMENT MARKET - HISTORICAL TRENDS

             Reported     Street Rent  Street Rent    Effective Rent     Reported           Units          Units          Units
Year        Occupancy        ($/Sf)    ($/Unit/Mo.)    ($/Unit/Mo.)     Concessions        Started       Delivered       Absorbed
----        ---------     -----------  ------------   --------------    -----------        -------       ---------       --------
1995          96.0%        $    0.64     $   646         $   621         $        2         13,775          7,580          7,500
1996          93.5%        $    0.67     $   678         $   617         $       17         11,073         11,800         10,050
1997          94.2%        $    0.69     $   701         $   639         $       21         12,572         10,040          9,880
1998          95.3%        $    0.71     $   725         $   680         $       12         12,569         11,930         12,090
1999          95.4%        $    0.74     $   759         $   707         $       17         14,828         12,000         11,350
2000          95.7%        $    0.78     $   792         $   743         $       14         11,288         12,820         12,800
2001          91.1%        $    0.79     $   814         $   679         $       63         10,770         12,235         10,240
2002          89.4%        $    0.79     $   814         $   631         $       98          7,750         12,641          4,961

Notes: Including properties with 50 units or more within the nine-county core area.

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

As illustrated, the overall occupancy level declined sharply from year-end 2000 to year-end 2001, from 95.7% to 91.1%. This deterioration is attributed to the general economic downturn, reflected in declining job growth in the Atlanta area. Since year-end 2001, the overall occupancy level witnessed an additional but more moderate decrease to 89.4% at year-end 2002. This slowing rate of decline is positive for the market, but recovery remains dependent on the return of economic expansion and positive levels of job creation.

The previous table illustrates that metro Atlanta average street rental rates have remained nearly unchanged, despite the slowing economy. However, substantial change has been occurring in effective rents, which have deteriorated over the past two years. Changes have occurred primarily in the level of concessions and occupancy, which have reduced effective rental rates. Average effective rental rates decreased $64 from year-end 2000 to 2001, and $48 from year-end 2001 to 2002. These declines returned effective rents to 1997 levels.

The market is perceived to be in a stronger position to return to growth in rents and occupancy when general economic expansion resumes, as the level of apartment starts is well below recent levels. Developers have delayed their construction schedules due to the slowing economy, which will prevent extreme overbuilding from occurring. Considering consensus economic projections that indicate positive job growth will resume by mid- to late-2003 and the absence of strong levels of new construction, projected occupancy is likely to return to 90%+ levels by late-2003 or mid-2004.

In addition, Atlanta is generally well positioned to emerge successfully from the current recession, due to its high level of diversity, strong in-migration, and low business costs. The Atlanta metropolitan area witnessed tremendous job growth over the past decade and is expected to continue as the regional growth area over the long-term.

SUPPLY COMPONENT

The following table summarizes the metropolitan apartment supply by submarket, as of year-end.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

                      METROPOLITAN ATLANTA APARTMENT MARKET

                          Total  Percent of  Reported   Units      Units   Units   Street Rent Street Rent Effective Rent  Reported
Submarket                Units *   Market   Occupancy Delivered  Absorbed  Started    (PSF)     (Unit/Mo.)   (Unit/Mo.)   Concession
---------               -------- ---------- --------- ---------  --------  ------- ----------- ----------- -------------- ----------
Buckhead/Brookhaven      19,770     5.7%      91.7%       520        217     586     $   1.06    $ 1,137       $   876      $   167
Cherokee County           5,649     1.6%      90.7%       484        981       0     $   0.75    $   817       $   637      $   104
Clayton County           26,871     7.8%      90.5%       814         34     672     $   0.68    $   688       $   581      $    42
Cobb County              62,687    18.1%      89.1%     1,195         41     543     $   0.79    $   810       $   621      $   101
Decatur                  10,826     3.1%      88.4%       355       (230)    255     $   0.88    $   873       $   681      $    91
Douglas County            6,325     1.8%      91.1%       364        117     932     $   0.77    $   781       $   655      $    56
East Dekalb County       10,658     3.1%      88.5%       483        122       0     $   0.68    $   724       $   560      $    81
Gwinnett County          48,642    14.0%      88.8%     2,977      1,938     992     $   0.79    $   810       $   599      $   121
Henry County              4,790     1.4%      90.0%       409        302     338     $   0.71    $   771       $   639      $    56
Midtown/Brookwood        15,000     4.3%      90.2%     1,228      1,217   1,088     $   1.03    $   937       $   758      $    87
North Dekalb County      31,311     9.0%      90.8%       614       (263)      0     $   0.82    $   833       $   655      $   101
North Fulton County      19,651     5.7%      90.2%       706        654       0     $   0.81    $   894       $   681      $   126
Rockdale County           2,827     0.8%      89.9%       176         22       0     $   0.73    $   741       $   608      $    57
Sandy Springs/Dunwoody   27,215     7.9%      91.2%       818        489     398     $   0.88    $   930       $   713      $   135
Southeast Dekalb County  10,284     3.0%      87.7%       730        239     964     $   0.69    $   762       $   594      $    74
Southwest Dekalb County  14,951     4.3%      88.0%       154       (396)      0     $   0.65    $   633       $   526      $    30
South Atlanta/South
Fulton                   28,761     8.3%      85.2%       614       (523)    982     $   0.64    $   618       $   489      $    38
                        -------              -----     ------      -----   -----     --------    -------       -------      -------
Totals/Average**        346,218               89.4%    12,641      4,961   7,750     $   0.79    $   814       $   631      $    98
                        -------              -----     ------      -----   -----     --------    -------       -------      -------

----------
Notes: * Including properties with 50 units or more.

**Averages are weighted based on percent of overall market.

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

As illustrated, there is a current overall supply of approximately 346,200 apartment units in the nine-county core of metropolitan Atlanta, taking into account only properties with 50 units or more. Cobb and Gwinnett Counties make-up the largest submarkets, with approximately 18% and 14% of the overall supply, respectively. However, Fulton and DeKalb Counties would account for the largest apartment inventories, if they were not divided into multiple submarkets. Submarkets located primarily in Fulton County combine for a total of approximately 110,400 units, or 32% of the metropolitan market. Submarkets located primarily in DeKalb County contain approximately 78,000 units, or 23% of the metropolitan market.

All of the metropolitan Atlanta submarkets are currently witnessing average occupancy levels between 88% and 92%. Buckhead/Brookhaven, Sandy
Springs/Dunwoody, and Douglas County reported the highest occupancy levels among all submarkets, with reported occupancy over 91% at year-end. The highest effective rental rates on a per square foot are being achieved in the Buckhead/Brookhaven and Midtown/Brookwood submarkets, which were both over $1.00 at year-end. The market average was $0.79 per square foot as of year-end.

The Gwinnett County submarket witnessed the most apartment deliveries during 2002, with 2,977 units completed. The Midtown/Brookwood and Cobb County submarkets also saw significant deliveries during the year, with 1,228 and 1,195 new units added, respectively. Net absorption during 2002 was negative in only four of the 17 submarkets, as compared to nine submarkets with negative net absorption during 2001. This indicates that the market is in a better position to recover. The Gwinnett and Midtown/Brookwood submarkets had the highest levels of net absorption, with 1,938 and 1,217 units absorbed, respectively.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

Construction starts were moderate compared to prior years. The Midtown/Brookwood submarket led with 1,088 units begun during 2002. Douglas County, Gwinnett County, Southeast DeKalb County, and South Atlanta/South Fulton also had relatively strong levels of starts, with over 900 units begun in each. (Note that Gwinnett County, which had 992 units started, was moderate compared with prior years, when 2,500 to 3,000 units were started.) Six of the 17 submarkets had no starts.

With regard to future increases to apartment supply in metro Atlanta, the most important factor is the availability of suitable sites. Currently, developers are facing challenges in obtaining appropriately zoned apartment sites in areas with rent levels that can support new construction. The availability of apartment sites is being restricted, primarily by area governing authorities, which are resistant to new construction. Contributing to the governing authority's restrictive tendencies is the perception that apartments will eventually end-up oriented to lower-income groups within 20 or so years. Apartments are also perceived as contributing to overcrowding of area schools and a drain on the overall infrastructure (i.e. utilities, roads, etc.). As a result, several zoning authorities have instituted moratoriums on the rezoning of land for apartments, particularly in the northern portion of the metropolitan area. The decreasing supply of available apartment sites, along with the unwillingness of governmental bodies to approve re-zonings, has had a visible impact on developers, shown in the decreased level of starts.

Another consideration in the supply picture is that the majority of new apartment construction is concentrated in several high-growth areas. Conversely, a large portion of the metro area is experiencing minimal or no new construction. The majority of the new apartment development, as with most other types of commercial development, has been in the area extending north of Atlanta's central business district, between Interstates 75 and 85. In the slower growth areas, rent levels are generally lower than in the northern portions of metropolitan Atlanta, making apartment development less attractive. These trends are expected to continue.

DEMAND

Demand for multi-family communities is primarily correlated to population and employment shifts. More recently, changes in capital markets, particularly the home mortgage market, have had an additional impact on demand.

The primary indicator of apartment demand is changes in job growth, as the addition of new jobs ultimately provides the catalyst for new apartment construction. In the Atlanta area, the overall demand for apartments, as with all types of real estate, declined significantly during the early 1990s, a direct result of the decline in job growth.

During 1993, 1994, 1996, and 1999, Atlanta led the nation in job growth - ranking among the top 10 cities in the nation for job growth in the previous decade. Following these years of expansion, the

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

recession that began in 2001 hit Atlanta hard. Job growth was reduced to negligible levels in 2001 and losses accumulated through 2002. On a seasonally adjusted basis, nonagricultural employment in metro Atlanta stands at just over
2.1 million.

The current national economic climate, aggravated by geopolitical tensions around the world, continues to have a detrimental effect on the regional economy. Prospects for resumption of positive levels of job creation are just beginning to be apparent, and near-term prospects reflect the beginning of slow recovery through 2003. The following table summarizes job creation trends, according to the quarterly economic forecast published by Georgia State University's (GSU) Economic Forecasting Center.

                            METRO ATLANTA JOB GROWTH

                                   [BAR CHART]

          1994   1995   1996   1997   1998  1999   2000  2001  2002   2003   2004  2005
Georgia   156.4  137.2  125.2  87.0  124.5  143.3  66.5  8.1  (86.7)  (5.0)  63.6  84.4
Atlanta    97.5   84.0   86.0  56.0   83.6   87.2  52.2  9.1  (54.3)   2.8   45.9  56.0

Source: Georgia State University Economic Forecasting Center (February 2003)

According to GSU's Economic Forecasting Center, job losses for 2002 in Atlanta totaled 54,300. The growth sectors that had continued strength through the 1990's - tourism, transportation, and telecommunications - were all negatively impacted by the recession, the attacks on September 11, 2001, or both. Passenger traffic at major airlines remains below peak. Convention business is slow, and hotel room rates have not begun to grow following competitive reductions. Telecom remains saturated with excess capacity. Thus, according to Rajeev Dhawan, Director of the Economic Forecasting Center, while the regional economy grew faster than the national average over the past decade, Atlanta may lag behind the nation in near-term recovery.

Dhawan projects that the US economy will begin to grow by early Fourth Quarter 2003, assuming a quick victory in engaging Iraq. With perceptions evolving to a diminished threat of terrorism, corporate decision makers are anticipated to begin reengaging and expand hiring. As job growth

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

picks up, fundamental reasons for increases in consumption and income growth will replace the current patchwork of credit and home equity cash-outs, according to the forecast.

We note from our own observations that the Atlanta economy has continued to outperform expectations year after year. While the prospects for near-term expansion continue to be modest, in long-term projections, the Atlanta metropolitan area is forecast to remain a national leader in job creation.

First time home ownership has been increasingly competing with the multi-family rental market, and property occupancy has suffered directly as a result of the record low interest rate environment. The decline in interest rates that continued through 2002 made home ownership more attainable for an increasingly larger pool of prospects, allowing renters to buy homes and removing them from the rental market.

In a rating action released in early 2003, Moody's Investor Service cited the economy and credit trends as having negatively impacted the multi-family market over the past year. With a shrinking pool of renters, revenue has declined through reduced occupancy levels.

Typically, Class A resident pools can qualify for mortgage loans, both in terms of credit profile and income. In order to compete for the remaining renters, Class A properties have increased concessions and rent discounts. In some cases this makes the product affordable to the typical B and C class tenants, attracting them away from affordable properties. Even among the Class B and C resident pools, with various private and public programs, renters are finding themselves in a position to purchase a home. In Atlanta, with lower-cost starter homes readily available, a noticeable impact on multi-family occupancy has been attributed to changes in mortgage rates and terms.

Interest rates are generally anticipated to be increased with the return of economic expansion, generally projected for mid- to late-2003. Residential mortgage rates will most likely increase in corresponding fashion.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

PERFORMANCE MEASURES

                      METROPOLITAN ATLANTA APARTMENT MARKET

                            YE         %      YE         %        YE         %       YE         %       YE
CLASS "A" PROPERTIES       1998     Change   1999      Change    2000     Change    2001     Change    2002
----------------------    ------    ------   ------    ------   ------    ------   ------    ------   ------
Effective Rent            $  796     4.8%    $  834     6.4%    $  887    -11.4%   $  786    -5.5%    $  743
Street Rent (per Unit)    $  860     5.2%    $  905     4.2%    $  943      1.8%   $  960    -0.1%    $  959
Street Rent (per SF)      $ 0.79     5.1%    $ 0.83     3.6%    $ 0.86      1.2%   $ 0.87    -1.1%    $ 0.86
Reported Occupancy          95.0%    0.1%      95.1%    0.8%      95.9%    -5.0%     91.1%   -0.1%      91.0%
Reported Concessions      $   21      --     $   26      --     $   18       --    $   89      --     $  130

                            YE         %      YE         %        YE         %       YE         %       YE
CLASS "B" PROPERTIES       1998     Change   1999      Change    2000     Change    2001     Change    2002
----------------------    ------    ------   ------    ------   ------    ------   ------    ------   ------
Effective Rent            $  693     2.7%    $  712     5.2%    $  749    -8.0%    $  689    -7.8%    $  635
Street Rent (per Unit)    $  742     3.1%    $  765     4.8%    $  802     3.2%    $  828     0.0%    $  828
Street Rent (per SF)      $ 0.72     2.8%    $ 0.74     4.1%    $ 0.77     3.9%    $ 0.80     0.0%    $ 0.80
Reported Occupancy          95.2%    0.0%      95.2%    0.2%      95.4%   -4.8%      90.8%   -1.5%      89.4%
Reported Concessions      $   13      --     $   17      --     $   16      --     $   64      --     $  106

                            YE         %      YE         %        YE         %       YE         %       YE
CLASS "C" PROPERTIES       1998     Change   1999      Change    2000     Change    2001     Change    2002
----------------------    ------    ------   ------    ------   ------    ------   ------    ------   ------
Effective Rent            $  629     3.7%    $  652     4.1%    $  679    -8.2%    $  623    -7.4%    $  577
Street Rent (per Unit)    $  665     4.2%    $  693     4.6%    $  725     1.8%    $  738    -0.1%    $  737
Street Rent (per SF)      $ 0.68     4.4%    $ 0.71     4.2%    $ 0.74     1.4%    $ 0.75     0.0%    $ 0.75
Reported Occupancy          96.0%   -0.1%      95.9%   -0.6%      95.3%   -3.9%      91.6%   -2.6%      89.2%
Reported Concessions      $    9      --     $   12      --     $   12      --     $   52      --     $   81

                            YE         %      YE         %        YE         %       YE         %       YE
OVERALL MARKET             1998     Change   1999      Change    2000     Change    2001     Change    2002
----------------------    ------    ------   ------    ------   ------    ------   ------    ------   ------
Effective Rent            $  678     4.3%    $  707     5.1%    $  743    -8.6%    $  679    -7.1%    $  631
Street Rent (per Unit)    $  725     4.7%    $  759     4.3%    $  792     2.8%    $  814     0.0%    $  814
Street Rent (per SF)      $ 0.71     4.2%    $ 0.74     5.4%    $ 0.78     1.3%    $ 0.79     0.0%    $ 0.79
Reported Occupancy          95.3%    0.1%      95.4%    0.1%      95.5%   -4.6%      91.1%   -1.9%      89.4%
Reported Concessions      $   13      --     $   17      --     $   14      --     $   63      --     $   98

Note: The survey is based on properties with 50 units or more, and covers a nine-county core area.

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

As illustrated, all classes of apartments witnessed an occupancy decrease from year-end 2001 to year-end 2002. Class B and C properties saw the largest decreases. Class C properties declined from reported occupancy of 91.6% at year-end 2001 to 89.2% at year-end 2002. Class B properties were down from reported occupancy of 90.8% to 89.4%. Class A apartments witnessed a negligible occupancy decline, from 91.1% to 91.0% at year-end 2002.

Effective rental rates decreased in all sectors as well, while reported concessions increased. Again, the largest declines came among Class B and C properties, which recorded decreases of over 7.8% and 7.4%, respectively, while Class A effective rents declined approximately 5.5%.

OUTLOOK FOR THE OVERALL ATLANTA APARTMENT MARKET

During the late 1990's, the Atlanta apartment market showed resilient strength and tremendous growth. However, the current national recession has produced decreasing employment growth in

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

metro Atlanta, resulting in lower apartment occupancy levels, increased concessions and declines in effective rental rates.

While the data considered indicate that the Atlanta market continued a moderate decline through 2002, the rate of decline has slowed significantly compared to the prior year. Consideration of the various data suggest some submarkets are stabilizing, while others may erode slightly further. In addition, the Atlanta area is projected to begin recovery over the coming year, with positive levels of job growth returning by year-end. Moreover, due to the lack of suitable apartment sites and discouragement of apartment development by local municipalities, the Atlanta area should avoid reaching an extreme oversupply of units. The result should be improving occupancy levels and moderate rental rate growth over the long-term.

COBB COUNTY SUBMARKET ANALYSIS

The subject is located within the Cobb County submarket. A summary of the recent operating characteristics of this submarket is presented in the following table in the Cobb County submarket.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

                         COBB COUNTY APARTMENT SUBMARKET

                                    Annual             Annual             Annual
                            YE         %       YE        %        YE         %       YE         %      Mid-        %        YE
CLASS "A" PROPERTIES       1998     Change    1999     Change    2000     Change    2001     Change    2002     Change     2002
----------------------    ------    ------   ------    ------   ------    ------   ------    ------   ------    ------    ------
Effective Rent            $  843     1.4%    $  855     7.1%    $  916    -10.6%   $  819    -3.1%    $  794     -5.7%    $  749
Street Rent (per Unit)    $  899     3.2%    $  928     4.8%    $  973      0.9%   $  982     0.2%    $  984      0.8%    $  992
Street Rent (per SF)      $ 0.81     3.7%    $ 0.84     3.6%    $ 0.87      1.1%   $ 0.88     1.1%    $ 0.89      0.0%    $ 0.89
Reported Occupancy          95.5%   -0.2%      95.3%    0.8%      96.1%    -4.4%     91.9%   -0.5%      91.4%    -0.4%      91.0%
Reported Concessions      $   16      --     $   29      --     $   19       --    $   83      --     $  105       --     $  154

                                    Annual             Annual             Annual
                            YE         %       YE        %        YE         %       YE         %      Mid-        %        YE
CLASS "B" PROPERTIES       1998     Change    1999     Change    2000     Change    2001     Change    2002     Change     2002
----------------------    ------    ------   ------    ------   ------    ------   ------    ------   ------    ------    ------
Effective Rent            $  737      1.9%   $  751      3.1%   $  774     -9.2%   $  703     -5.1%   $  667     -2.8%    $  648
Street Rent (per Unit)    $  780      3.2%   $  805      3.5%   $  833      0.7%   $  839     -1.4%   $  827      1.5%    $  839
Street Rent (per SF)      $ 0.74      4.1%   $ 0.77      5.2%   $ 0.81      0.0%   $ 0.81     -1.2%   $ 0.80      1.3%    $ 0.81
Reported Occupancy          95.5%    -0.1%     95.4%    -0.1%     95.3%    -4.4%     91.1%    -2.0%     89.3%     0.2%      89.5%
Reported Concessions      $    8       --    $   18       --    $   21       --    $   61       --    $   72       --     $  103

                                    Annual             Annual             Annual
                            YE         %       YE        %        YE         %       YE         %      Mid-        %        YE
CLASS "C" PROPERTIES       1998     Change    1999     Change    2000     Change    2001     Change    2002     Change     2002
----------------------    ------    ------   ------    ------   ------    ------   ------    ------   ------    ------    ------
Effective Rent            $ 648       2.8%   $  666      3.3%   $  688    -12.2%   $  604     -3.3%   $  584     -0.3%    $  582
Street Rent (per Unit)    $ 682       5.1%   $  717      3.8%   $  744     -0.3%   $  742      0.3%   $  744      0.3%    $  746
Street Rent (per SF)      $0.68       4.4%   $ 0.71      2.8%   $ 0.73      1.4%   $ 0.74      0.0%   $ 0.74      0.0%    $ 0.74
Reported Occupancy         95.9%     -0.5%     95.4%    -0.1%     95.3%    -4.5%     91.0%    -1.8%     89.4%     0.1%      89.5%
Reported Concessions      $   6        --    $   18       --    $   21       --    $   71       --    $   81       --     $   86

                                    Annual             Annual             Annual
                            YE         %       YE        %        YE         %       YE         %      Mid-        %        YE
OVERALL SUBMARKET          1998     Change    1999     Change    2000     Change    2001     Change    2002     Change     2002
----------------------    ------    ------   ------    ------   ------    ------   ------    ------   ------    ------    ------
Effective Rent            $  700      1.4%   $  710     4.8%    $  744     -9.9%   $  670     -3.0%   $  650     -4.5%    $  621
Street Rent (per Unit)    $  741      3.1%   $  764     4.8%    $  801      0.9%   $  808     -0.6%   $  803      0.9%    $  810
Street Rent (per SF)      $ 0.72      2.8%   $ 0.74     5.4%    $ 0.78      0.0%   $ 0.78      0.0%   $ 0.78      1.3%    $ 0.79
Reported Occupancy          95.6%    -0.3%     95.3%    0.0%      95.3%    -4.7%     90.8%    -0.9%     90.0%    -1.0%      89.1%
Reported Concessions      $    9       --    $   18      --     $   19       --    $   64       --    $   73       --     $  101

Source: Atlanta Apartment Tracker, Dale Henson Associates, Inc.

As the previous table identifies, the average occupancy in the Cobb County submarket is currently 89.1% for all apartments, which represents a minimal decrease over the previous mid-year level of 90.0%. Prior to year-end 2001, the Cobb County submarket average occupancy level remained relatively consistent in the mid 90% range. In the subject submarket, there were minimal decreases in all apartment classes.

The average effective rental rate within the Cobb County submarket decreased 4.5% between mid-year 2002 and year-end 2002. Effective rent decreased in all classes. Furthermore, all sectors reported an increase in their level of concessions being offered.

The general perception among property owners is that rent and occupancy levels will begin to rebound during 2003, as the national economy improves and job growth returns.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

ABSORPTION

Apartment activity during 2002 shows that the Cobb County submarket recorded net absorption of 41 units and new deliveries of 1,195 units. The following table illustrates absorption rates at recently completed apartment properties within the submarket:
                         COBB COUNTY APARTMENT SUBMARKET
                                RECENT ABSORPTION

                                                                                                                Begin
                                                                                        #      Construction    Leasing
                   Property                                     Developer             Units     Start Date       Date
--------------------------------------------------   -----------------------------    -----    ------------    -------
Caswyck Parkside, 1615 Cobb Parkway                  Cannon Company                    234        Apr-01        Jun-02
AMLI at Barrett Walk, 2055 Barrett Lakes Boulevard   AMLI Residential Properties       310        Dec-01        Aug-02
Trees at Kennesaw, Old U.S. 41/Stanley Rd.           Wilwat Properties                 166        Mar-01        Feb-02
Estates at Ridenour, U.S. 41/Barrett Pkwy.           Estates, Inc.                     300        Feb-00        Sep-00
Stanton Place, Baker Grove, Acworth                  Andrews Properties                240        Feb-00        Jan-01
Caswyck Town Center, Williams Drive                  Cannon Company                    358        Jun-00        May-01
Walden Ridge, Highway 41, Acworth                    United Residential Properties     210        Dec-00        Jul-01
Shiloh Valley Overlook, Greer Chapel Rd./I-75        Hayes Development Corporation     300        Mar-00        May-01
Summit Shiloh Phase II, 4044 Busbee Parkway          Summit Properties                  50        May-01        Jan-02
Alta Green, Shiloh Rd./Wade Green Rd./1-75           Wood Partners                     498        Dec-00        Oct-01

Source: Atlanta Apartment Pipeline Report, Year-End 2002, Dale Henson & Associates, Inc.

The data illustrates absorption ranging from 7.4 to 24.4 units per month, with the median being 13.6 units per month. This is considered a good level of absorption.

NEW DEVELOPMENT

The number of apartment units under construction as of year-end 2002 totaled 836 units in 4 properties within the Cobb County submarket. This is considered a relatively small amount of activity, given the geographic area that the submarket encompasses. These properties are summarized in the following table.

                         COBB COUNTY APARTMENT SUBMARKET
                          APARTMENTS UNDER CONSTRUCTION

                                                                                                                        Comp.
                                                                                             Const.     First Units   Expected
                    Property                            Developer                # Units   Start Date      Avail.       Date
------------------------------------------------   ---------------------------   -------   ----------   -----------   --------
Galleria
No apartments under construction in this subarea
South Cobb
No apartments under construction in this subarea
Town Center
Caswyck Parkside, 1615 Cobb Pkwy.                  Cannon Company                  234       Apr-01        Jul-02     Oct-02
Cobblestone Landing, U.S. 41                       PRS Construction                172       Jun-02        Jan-03     Jun-03
AMLI at Barrett Walk, 2055 Barrett Lakes Blvd.     AMLI Residential Properties     310       Dec-01        Aug-02     Jul-03
Highland Court, Goerge Busbee Parkway/Wade Green   Norsouth                        120       Nov-02        Jul-03      ---
East Marietta
No apartments under construction in this subarea
West Cobb
No apartments under construction in this subarea
                                                                                   ---
Total                                                                              836
                                                                                   ---

Source: Atlanta Apartment Pipeline Report, Year-End 2002, Dale Henson & Associates, Inc.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

There are no proposed apartment properties in the subject's immediate area. However, there are multiple properties which are currently under construction in the Town Center area. However, these properties will not provide competition for the subject, as they will be Class "A" properties and will appeal to a different type of tenant. In addition, the identified properties are located over a very large geographical area, which decreases the potential negative impact of the new product being added to the apartment housing stock. Furthermore, there is little, if any, remaining developable land for apartments.

In addition to projects currently under construction, there is one known project in various stages of planning. This number of proposed projects is also considered a relatively moderate level of activity, given the large geographic area that the submarket encompasses. The properties proposed for development in the near-term are summarized in the following table.

                         COBB COUNTY APARTMENT SUBMARKET
                               PROPOSED APARTMENTS

                                                                   #
                Property                        Developer        Units   # Acres           Remarks
--------------------------------------   ---------------------   -----   -------   ------------------------
Galleria
No apartments planned for this subarea
South Cobb
No apartments planned for this subarea
Town Center
Hillside Vista, 2155 Cobb Parkway        Vista Realty Partners    212      ---     Construction start 01/03
East Marietta
No apartments planned for this subarea
West Cobb
No apartments planned for this subarea
                                                                  ---
Total                                                             212
                                                                  ---

Source: Atlanta Apartment Pipeline Report, Year-End 2002, Dale Henson & Associates, Inc.

After publication of the Dale Henson report, commencement of construction was delayed for the property listed above. Based on our discussions with the developer of this site, we believe that this property will be constructed. As mentioned previously, new construction in the submarket will not compete with the subject, therefore there is sufficient demand for this product. Furthermore, there are no proposed apartment properties in the subject's immediate area.

CUMBERLAND/GALLERIA PRIMARY MARKET AREA

Although Cobb County is identified as only one submarket by the Atlanta Apartment Market Tracker, it subdivides the county into five primary market areas. These areas are identified as Cumberland/Galleria, South Cobb, Town Center, East Marietta and West Cobb. The subject is located within the Cumberland/Galleria primary market area, as defined by the report. The following table illustrates changes in rental rates, occupancy levels and concessions with the Cumberland/Galleria primary market area over the past three years.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

                     CUMBERLAND/GALLERIA PRIMARY MARKET AREA

                       YE      %    Mid-     %      YE       %    Mid-      %   3d Qtr     %     YE       %    Mid-      %     YE
CLASS "A" PROPERTIES  1999  Change  2000   Change  2000   Change  2001   Change  2001   Change  2001   Change  2002   Change  2002
-------------------- ------ ------ ------  ------ ------  ------ ------  ------ ------  ------ ------  ------ ------  ------ ------
Effective Rent       $ 941   4.7%  $  985   3.2%  $1,017   -6.2% $  954   -2.7% $  928   -1.8% $  911  -4.4%  $  871  -3.9%  $  837
Street Rent (per
 Unit)               $ 991   3.1%  $1,022   2.7%  $1,050    1.0% $1,061   -1.3% $1,047   -0.3% $1,044   1.5%  $1,060   0.8%  $1,068
Street Rent (per SF) $0.90   3.3%  $ 0.93   2.2%  $ 0.95    1.1% $ 0.96   -3.1% $ 0.93    0.0% $ 0.93   1.1%  $ 0.94   1.1%  $ 0.95
Reported Occupancy    95.6%  2.0%    97.5% -0.2%    97.3%  -4.1%   93.3%   1.1%   94.3%  -1.0%   93.4% -0.3%    93.1% -0.9%    92.3%
Reported Concessions $   6    --   $   11    --   $    5     --  $   36     --  $   59     --  $   64    --   $  116    --   $  169

                       YE      %    Mid-     %      YE       %    Mid-      %   3d Qtr     %     YE       %    Mid-      %     YE
CLASS "B" PROPERTIES  1999  Change  2000   Change  2000   Change  2001   Change  2001   Change  2001   Change  2002   Change  2002
-------------------- ------ ------ ------  ------ ------  ------ ------  ------ ------  ------ ------  ------ ------  ------ ------
Effective Rent       $ 782   5.4%  $ 824    1.0%  $  832   -2.3% $  813   -5.3% $ 770    1.0%  $  778   -9.1% $  707   0.8%  $  713
Street Rent (per
 Unit)               $ 837   3.1%  $ 863    2.4%  $  884    1.9% $  901   -0.6% $ 896    1.3%  $  908   -0.4% $  904  -1.3%  $  892
Street Rent (per SF) $0.81   4.9%  $0.85    2.4%  $ 0.87    1.1% $ 0.88    0.0% $0.88    1.1%  $ 0.89    0.0% $ 0.89  -1.1%  $ 0.88
Reported Occupancy    95.6%  0.6%   96.2%  -0.1%    96.1%  -2.6%   93.6%   0.0%  93.6%  -1.2%    92.5%  -1.9%   90.7%  0.0%    90.7%
Reported Concessions $  18    --   $   6     --   $   18     --  $   30     --  $  69     --   $   62     --  $  113    --   $  119

                       YE      %    Mid-     %      YE       %    Mid-      %   3d Qtr     %     YE       %    Mid-      %     YE
CLASS "C" PROPERTIES  1999  Change  2000   Change  2000   Change  2001   Change  2001   Change  2001   Change  2002   Change  2002
-------------------- ------ ------ ------  ------ ------  ------ ------  ------ ------  ------ ------  ------ ------  ------ ------
Effective Rent       $ 697   2.9%  $ 717    2.9%  $ 738   -2.2%  $ 722   -9.0%  $ 657   -2.7%  $ 639   -1.9%  $ 627   3.8%   $ 651
Street Rent (per
 Unit)               $ 740   1.4%  $ 750    2.8%  $ 771    2.3%  $ 789    0.1%  $ 790   -0.4%  $ 787   -3.9%  $ 756   6.5%   $ 805
Street Rent (per SF) $0.75  -2.7%  $0.73    8.2%  $0.79    1.3%  $0.80    0.0%  $0.80   -1.3%  $0.79   -3.8%  $0.76   5.3%   $0.80
Reported Occupancy    96.4%  1.0%   97.4%  -0.1%   97.3%  -2.7%   94.7%  -1.8%   93.0%  -1.0%   92.1%  -2.9%   89.4%  0.9%    90.2%
Reported Concessions $  16    --   $  14     --   $  12     --   $  25     --   $  78     --   $  86     --   $  49    --    $  85

                       YE      %    Mid-     %      YE       %    Mid-      %   3d Qtr     %     YE       %    Mid-      %     YE
OVERALL SUBMARKET     1999  Change  2000   Change  2000   Change  2001   Change  2001   Change  2001   Change  2002   Change  2002
-------------------- ------ ------ ------  ------ ------  ------ ------  ------ ------  ------ ------  ------ ------  ------ ------
Effective Rent       $ 754  4.5%   $  788   1.6%  $  801  -2.1%  $  784  -5.5%  $  741   -1.9% $  727   -5.6% $  686   0.0%  $ 686
Street Rent (per
 Unit)               $ 803  2.7%   $  825   2.3%  $  844   2.0%  $  861  -0.1%  $  860    0.3% $  862   -0.9% $  854   1.2%  $ 864
Street Rent (per SF) $0.79  2.5%   $ 0.81   2.5%  $ 0.83   2.4%  $ 0.85  -1.2%  $ 0.84    1.2% $ 0.85   -1.2% $ 0.84   1.2%  $0.85
Reported Occupancy    95.7% 0.9%     96.6% -0.1%    96.5% -2.5%    94.1% -0.7%    93.4%  -1.3%   92.2%  -1.7%   90.6% -0.7%   90.0%
Reported Concessions $  14   --    $    9    --   $   13    --   $   26    --   $   62     --  $   68     --  $   89    --   $ 111

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

As illustrated, the Cumberland/Galleria primary market area has performed better than the overall Cobb County submarket, with a reported year-end occupancy level of 90.0%. It appears that Class "A" properties are fairing better than Class "B" and "C" properties, with reported occupancy levels of 90.7% and 90.2%, respectively. However, overall properties showed a decrease of 90.0% in occupancy from mid-year 2002 figures. We expect conditions to improve rather quickly within this area, however, as there is no new construction occurring or planned, and there is little, if any, remaining developable land for apartments.

CONCLUSIONS FOR THE COBB COUNTY APARTMENT SUBMARKET

Based on our analysis, we have found the Cobb County and Cumberland/Galleria apartment market is experiencing operating characteristics which are similar to those found in the overall metro Atlanta market. In addition, the area is expected to continue receiving a good level of job creations, following the current recession. Therefore, we believe the Cobb County submarket provides a very viable location for a well located apartment complex, such as the subject property.

INVESTMENT TRENDS

Generally, there remains a divide between sellers' pricing and buyers' offers. Given softened occupancies and reductions in rental rates, the attractiveness of multi-family acquisitions has been temporarily diminished somewhat. This trend may continue through 2003, which holds subdued prospects for rent increases until sustained job growth resumes.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

Over the longer-term, apartments are anticipated to recover strongly and continue to be commodity investments. For 5- and 10-year periods, apartments are anticipated to outperform other property sectors.

Regionally, reflecting the softer apartment operating environment, the volume of multi-family sales in metropolitan Atlanta slowed over the past year. Total volume for the year 2002 was reported at $700 million, down 41% from 2001 and 51% from 2002 levels. Although the number of sales fell, overall values did not appear to be significantly negatively impacted, as lower rates and yields have offset property performance issues.

The following charts present the average selling price per apartment unit over the recent past. Among Class A properties, there continues to be appreciation for properties built in infill locations, while suburban properties have fluctuated downward over the past four years. Among Class B properties, prices have declined for properties in infill locations, while suburban properties have generally shown a net increase over the recent past.

                    CLASS A - AVERAGE SELLING PRICE PER UNIT

                                  [BAR GRAPH]

INFILL    $ 109,00  $ 103,368  $106,232  $ 118,721

SUBURBAN  $ 79,964  $  75,005  $ 78,620  $  74,568

             1999       2000      2001       2002

Source: CB Richard Ellis, Inc.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

                    CLASS B - AVERAGE SELLING PRICE PER UNIT

                                  [BAR GRAPH]

INFILL    $78,254  $ 65,413  $ 70,473  $ 66,870

SUBURBAN  $49,997  $ 57,980  $ 57,070  $ 54,645

            1999      2000      2001      2002

Source: CB Richard Ellis, Inc.

DEMOGRAPHIC ANALYSIS

Demand for additional residential property is a direct function of population change. Multi-family communities are products of a clearly definable demand relating directly to population shifts.

HOUSING, POPULATION AND HOUSEHOLD FORMATION

The following table illustrates the population and household changes for the subject neighborhood.

                      POPULATION AND HOUSEHOLD PROJECTIONS

100 PINHURST DR             Radius 1.0    Radius 3.0    Radius 5.0
ATLANTA, GA 30339-3641         Mile         Miles         Miles
------------------------    ----------    ----------    ----------
Population
    2007 Projection           10,561        69,609       188,940
    2002 Estimate              9,525        64,101       174,262
    2000 Census                9,122        61,996       168,651
    2002 - 2007 % Change        10.9%          8.6%          8.4%
Households
    2007 Projection            5,944        35,185        83,948
    2002 Estimate              5,398        32,439        77,840
    2000 Census                5,170        31,357        75,542
    2002 - 2007 % Change        10.1%          8.5%          7.8%

Source: Claritas, Inc.

Households represent a basic unit of demand in the housing market. According to the data, the subject's neighborhood is experiencing strong positive increases in both population and households.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

INCOME DISTRIBUTIONS

Household income available for expenditure on housing and other consumer items is a primary factor in determining the price/rent level of housing demand in a market area. In the case of this study, projections of household income, particularly for renters, identifies in gross terms the market from which the subject submarket draws. The following table illustrates estimated household income distribution for the subject neighborhood.

                          HOUSEHOLD INCOME DISTRIBUTION

100 PINHURST DR                            Radius 1.0   Radius 3.0   Radius 5.0
ATLANTA, GA 30339-3641                        Mile        Miles        Miles
----------------------------------------   ----------   ----------   ----------
2002 Est. Households by Household Income
  $ 150,000 - or more                        36.47%       27.32%       15.17%
  $ 100,000 - $ 149,999                      12.09%       10.61%       11.59%
  $  75,000 - $  99,999                      15.94%       14.26%       13.95%
  $  50,000 - $  74,999                      28.58%       25.04%       23.48%
  $  35,000 - $  49,999                      20.13%       19.57%       15.87%
  $  25,000 - $  34,999                       6.25%        8.49%        8.17%
  $  15,000 - $  24,999                       4.20%        5.59%        6.06%
  Under $15,000                               3.65%        4.30%        5.70%

Source: Claritas, Inc.

The following table illustrates the median and average household income levels for the subject neighborhood.

                             HOUSEHOLD INCOME LEVELS

100 PINHURST DR                  Radius 1.0    Radius 3.0    Radius 5.0
ATLANTA, GA 30339-3641              Mile          Miles         Miles
-----------------------------    ----------    ----------    ----------
2002 Average Household Income     $ 92,858      $ 102,867    $ 107,358
2002 Median Household Income      $ 63,780      $  62,040    $  65,114
2002 Per Capita Income            $ 53,155      $  53,040    $  47,790

Source: Claritas, Inc.

An analysis of the income data indicates that the submarket is generally comprised of upper-middle and high-income economic cohort groups.

EMPLOYMENT

An employment breakdown typically indicates the working class characteristics for a given market area. The specific employment population within the indicated radii of the subject is as follows:

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

                            POPULATION BY OCCUPATION

100 PINHURST DR                                  Radius 1.0    Radius 3.0    Radius 5.0
ATLANTA, GA 30339-3641                              Mile         Miles          Miles
---------------------------------------------    ----------    ----------    ----------
Occupation
  Managerial and Professional Specialty            46.98%        38.34%        37.63%
  Technical, Sales and Administrative Support      39.54%        40.60%        39.01%
  Service                                           6.51%         9.63%         9.68%
  Farming, Forestry and Fishing                     0.36%         0.73%         0.70%
  Precision, Production, Craft and Repair           3.79%         4.98%         6.52%
  Operators, Fabricators and Laborers               2.83%         5.72%         6.45%

Source: Claritas, Inc.

The previous table illustrates the employment character of the submarket, indicating a predominantly middle- to upper-income employment profile, with the majority of the population holding executive & managerial or professional specialty related jobs.

MARKET ACCEPTANCE OF THE SUBJECT

The subject property is located ten miles northwest of the CBD and situated southeast of Dobbins Air Reserve Base, the area is conveniently located near many of the Atlanta area's primary employment centers. The area is an established residential community within northwest Atlanta, estimated to be approximately 90% developed.

The subject is well located for an apartment complex, with good accessibility, and conveniently located relative to employment centers. Further, the area is continuing to experience a good level of growth relative to new development, which is viewed as very positive for the long-term market acceptance of the subject property. Given these factors, as well as the other considerations of the area, the subject appears to possess very good locational characteristics for an apartment complex.

OCCUPANCY

COMPARABLE PROPERTIES

Comparable properties have been surveyed in order to identify the occupancy trends within the immediate submarket. The comparable data is summarized in the following table:

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

                  SUMMARY OF COMPARABLE APARTMENT RENTALS

 COMP.
  NO.                      NAME                          LOCATION          OCC
 -----    -------------------------------------   ----------------------   ---
   1      The Woods At Overlook                   100 Pinehurst Drive,     93%
                                                  Atlanta, GA

   2      Post Vinings                            3385 Atlanta Road,       WND
                                                  Smyrna, GA

   3      Post Village                            2189 Lake Park Drive,    95%
                                                  Smyrna, GA

   4      Archstone Woodlands (fka - Woodlands)   2200 Woodlands Drive,    94%
                                                  Smyrna, GA

   5      Paces Station                           3000 Paces Walk,         91%
                                                  Atlanta, GA

   6      The Lakes At Vinings                    2800 Paces Ferry Road,   92%
                                                  Atlanta, GA

   7      Vinings Peak(formerly Wood Ridge)       Mt. Wilkinson Parkway,   93%
                                                  Unincorporated, GA
-------   -------------------------------------   ----------------------   --
Subject   Wood Lake Apartments                    100 Pinhurst Drive,      93%
                                                  Atlanta, GA

Compiled by: CB Richard Ellis, Inc.

The comparable properties surveyed reported occupancy rates ranging from 91% to 95%. The subject property is currently 92.7% occupied. Currently, management reports rent concessions of one-month free on any 12-month lease, and all of the comparables are using concessions. Accordingly, our estimate for vacancy and collection loss for the subject is illustrated in the following table.

CONCLUSION

Based on the foregoing analysis, CB Richard Ellis, Inc.'s conclusion of stabilized occupancy for the subject is illustrated in the following table.

WOOD LAKE APARTMENTS                                             MARKET ANALYSIS

                              OCCUPANCY CONCLUSIONS

Atlanta Area                              89.4%
Cobb County Submarket                     89.1%
Cumberland/Galleria Primary Market Area   90.0%
Rent Comparables (Average)                93.0%
Subject's Current Occupancy               92.7%
                                          ----
Subject's Stabilized Occupancy            90.0%
                                          ----

Source: CB Richard Ellis, Inc.

CONCLUSION

We believe the subject property is well located for an apartment complex. The site provides convenient access to Interstate 75 and major employment centers in metropolitan Atlanta. It is located in an area which is experiencing growth similar to that of metropolitan Atlanta. Considering the recent trends in absorption and the prospects for new construction, the local market area should maintain a stabilized occupancy position, with increasing rental rates over the foreseeable future, and the long-term projection is for moderate to strong growth. Given these considerations, we believe the subject will enjoy a very good operating level.

WOOD LAKE APARTMENTS                                               SITE ANALYSIS

Insert site plan here

WOOD LAKE APARTMENTS                                               SITE ANALYSIS

                                  SITE ANALYSIS

The following chart provides a summary of the salient features relating to the subject site.

                                  SITE SUMMARY

PHYSICAL DESCRIPTION
  Net Site Area            16.97 Acres  739,213 Sq. Ft.
  Primary Road Frontage    Mt. Wilkinson Parkway
  Excess Land Area         None
  Zoning District          RM-12, Multi-Family Residential
  Flood Map Panel No.      13067C 0075F
  Flood Zone               X

Source: Various sources compiled by CB Richard Ellis, Inc.

LOCATION

The subject property is located along the north side of Mt. Wilkinson Parkway, just east of Interstate 285, in unincorporated Cobb County, metropolitan Atlanta, Georgia, with an Atlanta street address of 100 Pinhurst Drive. Ingress and egress is available to the site via one curb cut along Mt. Wilkinson Parkway. The site has a good level of visibility from Mt. Wilkinson Parkway.

ASSESSORS PARCEL NUMBER

The subject is identified by the Cobb County Tax Assessor's office as parcel 17-0950-061.

LAND AREA

The site consists of 16.97 gross acres. There is no unusable or excess land area.

SHAPE AND FRONTAGE

The site is irregular in shape and has a good level of frontage along the north side of Mt. Wilkinson Parkway.

TOPOGRAPHY AND DRAINAGE

The site has a sloping topography. During the inspection of the property, no drainage problems were observed and none are assumed to exist.

WOOD LAKE APARTMENTS                                               SITE ANALYSIS

SOILS

A soil analysis for the site has not been provided for the preparation of this appraisal. In the absence of a soil report, it is a specific assumption that the site has adequate soils to support the highest and best use.

EASEMENTS AND ENCROACHMENTS

A title policy for the property has not been provided for the preparation of this appraisal. Based on our visual inspection and review of the site plan, the property does not appear to be adversely affected by any easements or encroachments. It is recommended that the client/reader obtain a current title policy outlining all easements and encroachments on the property, if any, prior to making a business decision.

COVENANTS, CONDITIONS AND RESTRICTIONS

There are no known covenants, conditions and restrictions impacting the site which are considered to affect the marketability or highest and best use, other than zoning restrictions.

UTILITIES AND SERVICES

The site is within the jurisdiction of Cobb County and is provided all services, including police, fire and refuse garbage collection. All utilities are available to the site in adequate quality and quantity to service the highest and best use as if vacant and as improved.

FLOOD ZONE

According to flood hazard maps published by the Federal Emergency Management Agency (FEMA), the site appears to be located within Zone X (outside the 500-year flood hazard area). This information is indicated on Community Map Panel 13067C 0075F, dated August 18, 1992. This zone is defined as follows.

      FEMA Zone X: Areas determined to be outside the 500-year flood plain.

ENVIRONMENTAL ISSUES

CB Richard Ellis, Inc. has not observed, yet is not qualified to detect, the existence of potentially hazardous material or underground storage tanks which may be present on or near the site. The existence of hazardous materials or underground storage tanks may have an affect on the value of the property. For this appraisal, CB Richard Ellis, Inc. has specifically assumed that the property is not affected by any hazardous materials and/or underground storage tanks which may be present on or near the property.

WOOD LAKE APARTMENTS                                               SITE ANALYSIS

CONCLUSION

The site is well located and afforded good access, but limited visibility, from roadway frontage. The size of the site is typical for the area and use, and there are no known detrimental uses in the immediate vicinity. Overall, there are no known factors which are considered to prevent the site from development to its highest and best use, as if vacant, or adverse to the existing use of the site.

WOOD LAKE APARTMENTS                                        IMPROVEMENT ANALYSIS

                              IMPROVEMENT ANALYSIS

The following chart depicts the subject's unit mix and building area.

                               IMPROVEMENT SUMMARY

Number of Buildings    11
Number of Stories      2 & 3
Gross Building Area    229,774 SF
Net Rentable Area      227,474 SF
Number of Units        220
Average Unit Size      1,034 SF

                                PERCENT OF   UNIT SIZE
UNIT MIX         NO. OF UNITS      TOTAL        (SF)     NRA (SF)
--------------   ------------   ----------   ---------   --------
1BR/1BA                50          22.7%         705      35,250
1BR/1BA                58          26.4%         874      50,692
2BR/1BA                14           6.4%       1,111      15,554
2BR/2BA                18           8.2%       1,111      19,998
2BR/2BA                50          22.7%       1,213      60,650
3BR/2BA                30          13.6%       1,511      45,330
                      ---         -----        -----     -------
Total/Average:        220         100.0%       1,034     227,474
                      ---         -----        -----     -------

Source: Property Manager

Building plans and specifications were not provided for the preparation of this appraisal. The following is a description of the subject improvements and basic construction features derived from CB Richard Ellis, Inc.'s physical inspection and discussions with property management.

YEAR BUILT

The subject property was built in 1981.

FOUNDATION

The foundation consists of poured reinforced concrete/perimeter footings and column pads.

CONSTRUCTION COMPONENTS

The construction components include a wood frame with wood truss and joist floor structure and plywood floor deck.

FLOOR STRUCTURE

The floor structure is summarized as follows:

WOOD LAKE APARTMENTS                                        IMPROVEMENT ANALYSIS

      GROUND FLOOR: Concrete slab on compacted fill

      OTHER FLOORS: Plywood decking with light-weight concrete cover

EXTERIOR WALLS

The exterior wall structure consists of wood trim and brick veneer over wood frame. The units have single-pane windows in aluminum frames.

ROOF COVER

Roofs consist of a wood truss support system covered with plywood decking, felt paper and composition shingles.

PARKING AND DRIVES

The subject has 409 normal parking spaces and one handicap space, which equates to 1.86 parking spaces per unit. This is considered a minimal amount of parking as compared to comparable properties in the market. All of the parking areas and driveways are asphalt paved and currently in average condition.

LANDSCAPING

The project features a combination of grass, planted beds and forested landscaping which is considered to be in average condition.

PROJECT AMENITIES

The project amenities include a swimming pool, two lighted tennis courts, exercise facility, and laundry facility.

UNIT AMENITIES

Each unit has washer/dryer connections, walk-in closets and ceiling fans. In addition, select units have fireplaces.

FIRE PROTECTION

The improvements are not fire sprinklered. However, all units are equipped with smoke detectors and are assumed to have adequate fire alarm systems, fire exits, fire extinguishers, fire escapes and/or other fire protection measures to meet local Fire Marshal requirements.

WOOD LAKE APARTMENTS                                        IMPROVEMENT ANALYSIS

HVAC

The units feature individual "central" HVAC units with exterior mounted compressors. The systems are assumed to be in good operating condition and adequate for the respective square footage of each individual unit.

UTILITIES

The units have electric heat and hot water heaters, along with all appliances being electric. The cost of trash removal and pest control is included in the rental rates. Thus, current operations indicate the landlord is responsible for common area utilities, as well as the cost of trash removal and pest control to the individual units. Each resident is responsible for their respective electrical, natural gas, telephone and cable television expenses. All utilities are publicly provided.

INTERIOR LIGHTING

Each unit features a combination of incandescent and fluorescent lighting in appropriate interior and exterior locations.

KITCHENS

Each unit features a range/oven, frost-free refrigerator with icemaker, garbage disposal, and dishwasher. Furthermore, each unit features wood cabinets with Formica countertops and vinyl flooring in the kitchen area.

BATHROOMS

The bathrooms within each unit feature combination garden tub/showers with fiberglass surrounds. Additionally, each bathroom features a commode, wood cabinet with Formica counter and built-in sink, wall-mounted vanity mirror and vinyl tile flooring.

QUALITY AND STRUCTURAL CONDITION

The overall quality of the project is considered to be good for the neighborhood and age. CB Richard Ellis, Inc. did not observe any evidence of structural fatigue and the improvements appear structurally sound for occupancy. However, CB Richard Ellis, Inc. is not qualified to determine structural integrity and it is recommended that the client/reader retain the services of a qualified, independent engineer or contractor to determine the structural integrity of the improvements prior to making a business decision. There were several minor items of deferred maintenance noted at the subject property, which is discussed below.

WOOD LAKE APARTMENTS                                        IMPROVEMENT ANALYSIS

FUNCTIONAL UTILITY

All of the floor plans are considered to feature functional layouts and the overall layout of the project is considered functional in utility. According to property management, each unit within the project receives adequate demand and the project does not have excess demand for any particular floor plan or location. Therefore, the unit mix is also functional and no conversion is warranted.

PROJECT DENSITY

The project is developed to a density of 12.96 units per acre, which is commensurate with other properties in the neighborhood.

ADA COMPLIANCE

All common areas of the project are assumed to have handicap accessibility and several of the project's units are assumed to have been designed for handicap occupancy. The client/reader's attention is directed to the specific limiting conditions regarding ADA compliance.

FURNITURE, FIXTURES AND EQUIPMENT

The apartment units are rented on an unfurnished basis. However, miscellaneous maintenance tools, pool furniture, leasing office furniture, clubhouse furniture and exercise machines are examples of personal property associated with and typically included in the sale of multi-family apartment complexes. The personal property items contained in the project are not considered to contribute significantly to the overall value of the real estate.

ENVIRONMENTAL ISSUES

CB Richard Ellis, Inc. has not observed, yet is not qualified to detect, the existence of any potentially hazardous materials such as lead paint, asbestos, urea formaldehyde foam insulation, or other potentially hazardous construction materials on or in the improvements. The existence of such substances may have an affect on the value of the property. For the purpose of this assignment, we have specifically assumed that the subject is not affected by any hazardous materials which would cause a loss in value.

DEFERRED MAINTENANCE

The engineering reports indicated several minor items of deferred maintenance at the subject property. The following chart depicts the deferred maintenance items identified and their respective estimated costs to cure.

WOOD LAKE APARTMENTS                                        IMPROVEMENT ANALYSIS

                        ANALYSIS OF DEFERRED MAINTENANCE

Renovate "Down" Units 117 and 1117      $   15,000
Renovate "Down" Unit 131                $    1,500
Drainage System Installation            $    5,000
Dwelling Unit Storage Room Doors        $   14,250
Gutter/Downspout Repair and Cleaning    $    2,250
Tree Trimming and Removal               $   10,000
Railing Installation                    $    1,250
Elevated Walkway Repair                 $    5,000
Retaining Wall Repair                   $   10,000
Common Stairway Repair                  $   11,000
Siding and Trim Repair                  $   44,000
Stucco Repair                           $    8,250
Exterior Painting                       $   77,000
Roof Replacement                        $   31,000
                                        ----------
Total Deferred Maintenance:             $  235,500
                                        ----------

Source: Engineering Reports

The items of deferred maintenance will be cured in the near-term. Therefore, at the request of the client, we have not made any deductions.

ECONOMIC AGE AND LIFE

CB Richard Ellis, Inc.'s estimate of the subject improvements effective age and remaining economic life is depicted in the following chart:

                              ECONOMIC AGE AND LIFE

Actual Age                                  22 Years
Effective Age                               15 Years
MVS Expected Life                           50 Years
Remaining Economic Life                     35 Years
Accrued Physical Incurable Depreciation         30.0%

Source: CB Richard Ellis, Inc.

The overall life expectancy is based upon our on-site observations and a comparative analysis of typical life expectancies reported for buildings of similar construction as published by Marshall and Swift, Inc., in the Marshall Valuation Service cost guide. While CB Richard Ellis, Inc. did not observe anything to suggest a different economic life, a capital improvement program could extend the life expectancy.

WOOD LAKE APARTMENTS                                        IMPROVEMENT ANALYSIS

CONCLUSION

The improvements are considered to be in good overall condition and are considered to be above average for the age and location with regard to improvement design and layout, as well as amenities. Overall, there are no known factors which could be considered to adversely impact the marketability of any of the subject units or the overall project from a rental standpoint.

WOOD LAKE APARTMENTS                                                      ZONING

                                     ZONING

The following chart summarizes the zoning requirements applicable to the subject:

                                 ZONING SUMMARY

Current zoning          RM-12, Multi-Family Residential
Legally conforming      No
Uses permitted          Multi-Family Residential
Zoning change           Not likely

Source: Cobb County Planning & Zoning Department

ANALYSIS AND CONCLUSION

The subject has a current density of 12.96, which is greater than the current zoning requirement would allow. Thus, the subject is considered a legally non-conforming use. It should be noted that this will not impact the value of the subject property. In addition, improvements can be restored if damaged or destroyed based on the zoning status. Because the subject property consists of 11 separate buildings, the risk associated with losing more than one structure to a typical loss, such as fire, seems highly unlikely. Further, we are not aware of any code violations. It is recommended that the Cobb County Planning and Zoning personnel be contacted regarding more specific information which might be applicable to the subject.

WOOD LAKE APARTMENTS                                     TAX AND ASSESSMENT DATA

                             TAX AND ASSESSMENT DATA

The subject property is liable for real estate taxes in Cobb County. Property in Cobb County is assessed at 40% of the assessor's estimated market value. The tax rate for 2002 was $29.87 per $1,000 of assessment. The 2003 millage rate has not yet been determined, but minimal change is expected. The following table identifies the subject's 2003 tax value. These figures do not include any furniture, fixtures and equipment.

                           AD VALOREM TAX INFORMATION

Assessor's Market Value                           2003
-----------------------                       ------------
17-0950-061                                   $ 15,085,051

Assessed Value @          40%                 $  6,034,020

Tax Rate                  (per $1,000 A.V.)          29.87

TOTAL TAXES                                   $    180,236

Source: Cobb County Tax Assessor's Office

TAX COMPARABLES

As a crosscheck to the subject's applicable real estate taxes, CB Richard Ellis, Inc. has reviewed the real estate tax information for comparable properties in the immediate area. The following table summarizes the real estate tax comparables employed for this assignment:

                           AD VALOREM TAX COMPARABLES

                       Comp 1           Comp 2          Comp 3             Subject
---------------   ---------------   --------------   ------------   --------------------
Property          AMLI at Vinings   Worthing Crest   Vinings Peak   Wood Lake Apartments
Parcel Number        17-0743-028      17-0773-006     17-0910-006       17-0950-061
Year Built             1986              1988             1980              1981
No. Units               360               378              280               220
Tax Year               2003              2003             2003              2003

TOTAL TAX VALUE   $   19,591,824    $  27,635,647    $ 16,141,065       $ 15,085,051
PER UNIT          $       54,422    $      73,110    $     57,647       $     68,568

Source: Cobb County Tax Assessor's Office

CONCLUSION

The tax comparables range in value from $54,422 to $73,110 per unit, with the subject's tax value being within the indicated range. Therefore, we believe the subject's current tax value is appropriate and we have utilized the current tax liability within our analysis.

WOOD LAKE APARTMENTS                                     TAX AND ASSESSMENT DATA

Another factor we have considered is that the subject's tax value is less than our estimate of market value. However, we have found this to be common of the Tax Assessor's Office, in that tax values typically lag behind market values.

WOOD LAKE APARTMENTS                                        HIGHEST AND BEST USE

                              HIGHEST AND BEST USE

In appraisal practice, the concept of highest and best use represents the premise upon which value is based. The four criteria the highest and best use must meet are:

                        -     legal permissibility;

                        -     physical possibility;

                        -     financial feasibility; and,

                        -     maximum profitability.

Highest and best use analysis involves assessing the subject both as if vacant and as improved.

AS VACANT

LEGAL PERMISSIBILITY

The legally permissible uses were discussed in the zoning section of this report. Basically, the site is limited to multi-family residential uses.

PHYSICAL POSSIBILITY

The physical characteristics of the subject site were discussed in detail in the site analysis. Overall, a wide range of legally permissible uses would be physically possible.

FINANCIAL FEASIBILITY

The financial feasibility of a specific property is market driven, and is influenced by surrounding land uses. Based on the subject's specific location and physical characteristics, development of the site with a multi-family residential use, which is complimentary to the surrounding land uses would represent the most likely financially feasible option.

MAXIMUM PROFITABILITY

Based on our analysis of current rents and building costs, it is our opinion that an apartment development would represent the most profitable use.

CONCLUSION:  HIGHEST AND BEST USE AS VACANT

Based on the foregoing, the highest and best use of the site as though vacant would be for apartment development.

WOOD LAKE APARTMENTS                                        HIGHEST AND BEST USE

AS IMPROVED

LEGAL PERMISSIBILITY

The subject site was approved for apartment development and the improvements are a legally conforming use.

PHYSICAL POSSIBILITY

The subject improvements were discussed in detail in the Improvement Analysis. The layout and positioning of the improvements are functional for apartment use based on comparison to neighborhood properties.

FINANCIAL FEASIBILITY

The financial feasibility for an apartment property is based on the amount of rent which can be generated, less operating expenses required to generate that income; if a residual amount exists then the land is being to a productive use. As will be indicated in the Income Capitalization Approach, the subject is capable of producing a positive net cash flow and continued utilization of the improvements for apartment is considered financially feasible.

MAXIMUM PROFITABILITY

It appears there are no alternative uses of the existing improvements which would produce a higher net income and/or value over time than the current use, as a rental apartment complex.

CONCLUSION: HIGHEST AND BEST USE AS IMPROVED

Based on the foregoing, the highest and best use of the property as improved is for continued operation as a rental apartment complex.

WOOD LAKE APARTMENTS                                       APPRAISAL METHODOLOGY

                              APPRAISAL METHODOLOGY

In appraisal practice, an approach to value is included or omitted based on its applicability to the property type being valued and the quality and quantity of information available.

COST APPROACH

The Cost Approach is based upon the proposition the informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land or when relatively unique or specialized improvements are located on the site and for which there exist few sales or leases of comparable properties.

SALES COMPARISON APPROACH

The Sales Comparison Approach utilizes sales of comparable properties, adjusted for differences, to indicate a value for the subject. Valuation is typically accomplished using physical units of comparison such as price per square foot, price per unit, price per floor, etc., or economic units of comparison such as gross rent multiplier. Adjustments are applied to the physical units of comparison derived from the comparable sale. The unit of comparison chosen for the subject is then used to yield a total value. Economic units of comparison are not adjusted, but rather analyzed as to relevant differences, with the final estimate derived based on the general comparisons.

INCOME CAPITALIZATION APPROACH

The Income Capitalization Approach reflects the subject's income-producing capabilities. This approach is based on the assumption that value is created by the expectation of benefits to be derived in the future. Specifically estimated is the amount an investor would be willing to pay to receive an income stream plus reversion value from a property over a period of time. The two common valuation techniques associated with the Income Capitalization Approach are direct capitalization and the discounted cash flow (DCF) analysis.

METHODOLOGY APPLICABLE TO THE SUBJECT

In valuing the subject, all three approaches are applicable and have been utilized.

WOOD LAKE APARTMENTS                                                  LAND VALUE

insert land sale map here

WOOD LAKE APARTMENTS                                                  LAND VALUE

                                   LAND VALUE

The following table summarizes the comparable data used in the valuation of the subject site with a comparable map presented on the previous page. A more detailed description of each transaction is included in the Addenda.

                        SUMMARY OF COMPARABLE LAND SALES

                                            TRANSACTION                            ADJUSTED SALE    SIZE     PRICE PER    PRICE PER
NO.         PROPERTY LOCATION                  TYPE       DATE    PROPOSED USE        PRICE        (ACRES)     ACRE       BLDG UNIT
---         -----------------                  ----       ----    ------------        -----        -------     ----       ---------
 1         7850 Lee Road,                     Sale       Aug-01    Apartments       $1,757,500      36.27    $ 48,456     $ 7,641
           Lithia Springs, GA

 2         NWQ U.S. Hwy 41 & White Circle     Sale       Feb-01    Apartments       $2,381,472      19.85    $119,973     $10,177
           Road,
           Kennesaw, GA

 3         NE/S of Shiloh Road, S of          Sale       Nov-00    Apartments       $7,043,400      40.56    $173,654     $14,143
           Royal North
           Pkwy., Kennesaw, GA

 4         1999 Cliff Valley Way,             Sale       Jun-00    Apartments       $4,190,000      13.49    $310,600     $15,519
           Atlanta, GA

 5         NS of Williams Drive, E of         Sale       Jan-00    Apartments       $3,500,000      39.78    $ 87,984     $ 9,777
           Bells Ferry Road,
           Marietta, GA

Subject   100 Pinhurst Drive,                 ---          ---     Apartments           ---         16.97       ---          ---
          Atlanta, GA

Source:   CB Richard Ellis, Inc.

ANALYSIS OF LAND SALES

It should be noted that there has been a lack of recent comparable land sales due to the slowing market. We have, therefore, utilized land sales which occurred most recently and that are considered most comparable to the subject. Additionally, we have made an adjustment for any change in market conditions since the date of the comparable land sales.

LAND SALE ONE

This comparable represents the sale of a 36.27-acre vacant site, purchased for the development of a 230-unit apartment complex. The site is located on the west side of Lee Road (Georgia Highway 5), approximately one-quarter mile south of Interstate 20, in the western portion of metropolitan Atlanta.

This sale warrants an upward adjustment to account for improving market conditions (time) since its date of sale, as compared to the subject's date of appraisal. In addition, this sale warrants an upward adjustment to account for its inferior location. An overall upward adjustment is warranted to the price per unit indication of this sale.

WOOD LAKE APARTMENTS                                                LAND VALUE

LAND SALE TWO

This comparable represents the sale of a 19.85-acre vacant site, purchased for the development of a 234-unit apartment complex to be known as Caswyck Battlefield Apartments. The site is located within the northwest quadrant of U.S. Highway 41 and White Circle Road, in the northwestern portion of metropolitan Atlanta.

This sale warrants an upward adjustment to account for improving market conditions (time) since its date of sale, as compared to the subject's date of appraisal. In addition, this sale warrants an upward adjustment to account for its inferior location. An overall upward adjustment is warranted to the price per unit indication of this sale.

LAND SALE THREE

This comparable represents the sale of a 40.56-acre vacant site, purchased for the development of a 498-unit apartment complex to be known as Alta Green. The site is located along the northeast side of Shiloh Road, south of Royal North Parkway, in the northwestern portion of metropolitan Atlanta.

This sale warrants an upward adjustment to account for improving market conditions (time) since its date of sale, as compared to the subject's date of appraisal. No additional adjustments are required.

LAND SALE FOUR

This comparable represents the sale of a 13.49-acre site, purchased for the development of a 270-unit apartment complex to be developed by Archstone. The site was improved as Parkwood Hospital and a $465,000 cost-to-raze adjustment was incorporated in the selling price. The site is located on Cliff Valley way, approximately one-quarter mile north of Briarcliff Road and one-quarter mile south of Interstate 85, in the central portion of metropolitan Atlanta.

This sale warrants an upward adjustment to account for improving market conditions (time) since its date of sale, as compared to the subject's date of appraisal. In addition, this sale warrants a downward adjustment to account for its superior location. Overall, a downward adjustment is warranted to the price per unit indication.

LAND SALE FIVE

This comparable represents the sale of a 39.78-acre vacant site, purchased for the development of a 358-unit apartment complex to be known as Caswyck at Town Center. The site is located along the north side of Williams Drive, east of Bells Ferry Road, in the northwestern portion of metropolitan Atlanta.

WOOD LAKE APARTMENTS                                                  LAND VALUE

This sale warrants an upward adjustment to account for improving market conditions (time) since its date of sale, as compared to the subject's date of appraisal. In addition, this sale warrants a downward adjustment to account for its superior location. Overall, a downward adjustment is warranted to the price per unit indication.

SUMMARY OF ADJUSTMENTS

Based on the foregoing discussions, the following table presents the adjustments warranted to each sale, as compared to the subject. The following adjustment grid implies a level of accuracy, which may not exist in the current market. However, the grid has been included in order to illustrate the magnitude of the warranted adjustments. Use of an adjustment grid in making quantitative adjustments is only appropriate and reliable when the extent of adjustment for each particular factor is well supported and the dollar or percentage adjustment is derived through either paired sales analysis or other data relevant to the market. In instances where paired sales and market data is not readily available, the appraiser must use his best judgment to make a reasonable estimate for the appropriate warranted adjustment.

                           LAND SALES ADJUSTMENT GRID

Comparable Number                   1             2             3             4             5           Subject
Transaction Type                  Sale          Sale          Sale          Sale          Sale            ---
Transaction Date                 Aug-01        Feb-01        Nov-00        Jun-00        Jan-00           ---
Proposed Use                   Apartments    Apartments    Apartments    Apartments    Apartments     Apartments
Adjusted Sale Price            $1,757,500    $2,381,472    $7,043,400    $4,190,000    $3,500,000         ---
Size (Acres)                        36.27         19.85         40.56         13.49         39.78       16.50
Price Per SF                   $     1.11    $     2.75    $     3.99    $     7.13    $     2.02         ---
                               ----------    ----------    ----------    ----------    ----------
Price ($ Per Unit)             $    7,641    $   10,177    $   14,143    $   15,519    $    9,777
                               ----------    ----------    ----------    ----------    ----------
Conditions of Sale                      0%            0%            0%            0%            0%
Market Conditions                       2%            2%            3%            4%            5%
                               ----------    ----------    ----------    ----------    ----------
Subtotal                       $    7,794    $   10,381    $   14,568    $   16,139    $   10,265
                               ----------    ----------    ----------    ----------    ----------
Size                                    0%            0%            0%            0%            0%
Topography                              0%            0%            0%            0%            0%
Location                               20%           10%            0%          -15%           -5%
                               ----------    ----------    ----------    ----------    ----------
Total Other Adjustments                20%           10%            0%          -15%           -5%
                               ==========    ==========    ==========    ==========    ==========
Value Indication For Subject   $    9,353    $   11,419    $   14,568    $   13,718    $    9,752
                               ==========    ==========    ==========    ==========    ==========

Source: CB Richard Ellis, Inc.

CONCLUSION

Based on the preceding discussions of each comparable and the foregoing adjustment analysis, a price per unit indication near the middle of the range indicated by these comparables is the most appropriate for the subject. The following table presents the valuation conclusion:

WOOD LAKE APARTMENTS                                                  LAND VALUE

                              CONCLUDED LAND VALUE

$ Per Unit           Subject Units            Total
$   12,500      X         220         =     $2,750,000

Source:    CB Richard Ellis, Inc.

WOOD LAKE APARTMENTS                                               COST APPROACH

                                  COST APPROACH

The Cost Approach is based upon the proposition the informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land, or when relatively unique or specialized improvements are located on the site for which there exist few sales or leases of comparable properties.

DIRECT COST

The Marshall Valuation Service (MVS) cost guide, published by Marshall and Swift, Inc., has been used to estimate the direct costs for the subject. Salient details regarding the direct costs are summarized in the Cost Approach Schedule which follows this section. The MVS cost estimate include the following:

      1. average architect's and engineer's fees for plans, plan check, building permits and survey(s) to establish building line;

      2. normal interest in building funds during the period of construction plus a processing fee or service charge;

      3.    materials, sales taxes on materials and labor costs;.

      4. normal site preparation including finish grading and excavation for foundation and backfill;

      5.    utilities from structure to lot line figured for typical setback;

      6. contractor's overhead and profit, including job supervision, workmen's compensation, fire and liability insurance, unemployment insurance, equipment, temporary facilities, security, etc.;

      7.    site improvements (included as lump sum additions); and,

      8. initial tenant improvement costs are included in MVS cost estimate. However, additional lease-up costs such as advertising, marketing and leasing commissions are not included.

Base building costs (direct costs), indicated by the MVS cost guide, are adjusted to reflect the physical characteristics of the subject. Making these adjustments, including the appropriate local and current cost multipliers, the Direct Building Cost is indicated.

ADDITIONS

Items not included in the direct building cost estimate include parking and walks, signage, landscaping and miscellaneous site improvements. The cost for these items is estimated separately using the segregated cost sections of the MVS cost guide.

INDIRECT COST

Several indirect cost items are not included in the direct building cost figures derived through the MVS cost guide. These items include developer overhead (general and administrative costs), property taxes, legal and insurance costs, local development fees and contingencies, lease-up and marketing costs and miscellaneous costs. Research into these costs leads to the conclusion that an average property requires an allowance for additional indirect costs of about 10% to 15% of the total direct costs.

WOOD LAKE APARTMENTS                                               COST APPROACH

ENTREPRENEURIAL PROFIT

Entrepreneurial profit represents the return to the developer, and is separate from contractor's overhead and profit. This line item, which is a subjective figure, tends to range from 10% to 15% of total direct and indirect costs for this property type, based on discussions with developers active in this market. Based on the subject's location, we believe a rate of entrepreneurial profit near the high end of the range is appropriate.

REPLACEMENT COST NEW

Based on the quantity and quality of the available cost data, the subject's estimated replacement cost new is based primarily on MVS.

ACCRUED DEPRECIATION

There are essentially three sources of accrued depreciation:

      1.    physical deterioration, both curable and incurable;

      2.    functional obsolescence, both curable and incurable; and,

      3.    external obsolescence.

PHYSICAL DETERIORATION

The subject's physical condition was detailed in the Improvement Analysis. With regard to incurable deterioration, the subject improvements are considered to have deteriorated due to normal wear and tear associated with natural aging. Our estimate of the subject improvements effective age and remaining economic life is depicted in the following chart:

                              ECONOMIC AGE AND LIFE

Actual Age                                                   22 Years
Effective Age                                                15 Years
MVS Expected Life                                            50 Years
Remaining Economic Life                                      35 Years
Accrued Physical Incurable Depreciation                         30.0%

Source: CB Richard Ellis, Inc.

FUNCTIONAL OBSOLESCENCE

Based on a review of the design and layout of the improvements, no forms of curable functional obsolescence were noted. Due to the fact that replacement cost considers the construction of the subject improvements utilizing modern materials and current standards, design and layout, functional incurable obsolescence is not applicable.

WOOD LAKE APARTMENTS                                               COST APPROACH

EXTERNAL OBSOLESCENCE

We have concluded that there is no significant external obsolescence affecting the subject improvements.

COST APPROACH CONCLUSION

The value estimate is calculated on the Cost Approach Schedule which follows.

                             COST APPROACH SCHEDULE

Building Type:          Apartment (1-4 Story)        Height Per Story:        10'
Age:                    15 YRS                       Number of Buildings:     11
Quality/Condition:      Good                         Gross Building Area:     229,774 SF
Exterior Wall:          Wood Siding And Brick        Net Rentable Area:       227,474 SF
Number Of Unts:         220                          Average Unit Size:       1,034 SF
Number Of Stories:      2 & 3

FINAL SQUARE FOOT COST                                                                                  $     52.69
                                                                                                       ------------

BASE BUILDING COST                       (via Marshall Valuation Service Cost Data)                     $12,107,879
ADDITIONS
   Signage, Landscaping & Misc. Site Improvements                                                       $   325,000
   Parking & Driveways                                                                                  $   350,000
   Appliances                                                                                           $   385,000
                                                                                                       ------------
DIRECT BUILDING COST                                                                                    $13,167,879

INDIRECT COSTS                           10.0% of Direct Building Cost                                  $ 1,316,788
                                                                                                       ------------
DIRECT AND INDIRECT BUILDING COST                                                                       $14,484,667

ENTREPRENEURIAL PROFIT                   15.0% of Total Building Cost                                   $ 2,172,700
                                                                                                       ------------

REPLACEMENT COST NEW                                                                                    $16,657,367
                                                                                                       ------------

ACCRUED DEPRECIATION
   Curable Physical Deterioration                                                        $        0
   Unfinished Shell Space                                                                $        0
   Incurable Physical                    30.0% of Replacement Cost New Less
   Deterioration                             Curable Physical Deterioration             ($4,997,210)
   Functional Obsolescence                                                               $        0
   External Obsolescence                                                                 $        0
                                                                                        -----------
   Total Accrued Depreciation            30.0% of Replacement Cost New                                 ($ 4,997,210)
DEPRECIATED REPLACEMENT COST                                                                            $11,660,157
                                                                                                       ------------

LAND VALUE                                                                                              $ 2,750,000
                                                                                                       ------------
STABILIZED VALUE INDICATION                                                                             $14,410,157
ROUNDED                                                                                                 $14,400,000
VALUE PER SF                                                                                            $     63.30
VALUE PER UNIT                                                                                          $    65,455

Source: CB Richard Ellis, Inc.

WOOD LAKE APARTMENTS                                   SALES COMPARISON APPROACH

insert sale comp map here

WOOD LAKE APARTMENTS                                   SALES COMPARISON APPROACH

                            SALES COMPARISON APPROACH

The following table summarizes the most comparable data utilized in the analysis with a comparable map presented on the previous page. A more detailed description of each transaction is included in the Addenda.

                      SUMMARY OF COMPARABLE APARTMENT SALES

                                TRANSACTION             YEAR     NO.    AVG. UNIT   ADJ. SALE    PRICE PER  NOI PER
NO.   NAME                          TYPE       DATE     BUILT   UNITS     SIZE        PRICE         UNIT      UNIT       OAR
---   ----                          ----      ------    -----   -----   ---------  ----------    ---------  -------     -----
 1    Cinnamon Ridge,               Sale      Dec-02    1980     200      1,184    $11,200,000    $56,000    $4,480     8.00%
      Marietta, GA

 2    Windridge Apartments,         Sale      Dec-02    1982     272        855    $15,100,000    $55,515    $4,164     7.50%
      Atlanta, GA

 3    Oakwood Village,              Sale      Nov-02    1982     184      1,134    $11,675,000    $63,451    $5,038     7.94%
      Chamblee, GA

 4    Hawthorne Court               Sale      Jun-02    1990     172        746    $11,960,000    $69,535    $5,215     7.50%
      Apartments, Atlanta,
      GA

 5    Hawthorne Town View           Sale      Jun-02    1990     278        779    $19,419,975    $69,856    $5,239     7.50%
      Apartments, Atlanta,
      GA

 6    Oak Park Of Vinings,          Sale      Feb-02    1974     168        N/A    $12,500,000    $74,405    $5,908     7.94%
      Smyrna, GA

Subject Wood Lake Apartments,        ---       ---      1981     220      1,034        ---          ---      $4,954      ---
        Atlanta, GA

Source:CB Richard Ellis, Inc.

ANALYSIS OF IMPROVED SALES

IMPROVED SALE ONE

This comparable represents the sale of a 200-unit apartment property that was built in 1980, and renovated in 1991. The property is located on Franklin Road, approximately six miles northwest of the subject property, in the northwestern portion of metropolitan Atlanta. The property offers one- and two-bedroom units, with an average unit size of 1,184 square feet.

As compared to the subject, this sale requires a downward adjustment to account for its larger average unit size. In addition, this sale requires an upward adjustment to account for its older age. Overall, no net adjustment is warranted to the price per unit indication of this sale.

IMPROVED SALE TWO

This comparable represents the sale of a 272-unit apartment property that was built in 1982. The property is located on Roswell Road at Northridge Drive, approximately 14 miles northeast of the subject property, in the north central portion of metropolitan Atlanta. The property offers one- and two-bedroom units, with an average unit size of 855 square feet.

WOOD LAKE APARTMENTS                                   SALES COMPARISON APPROACH

As compared to the subject, this sale requires an upward adjustment to account for its smaller average unit size. In addition, this sale requires a downward adjustment to account for its superior location. Overall, an upward adjustment was warranted to the price per unit indication of this sale.

IMPROVED SALE THREE

This comparable represents the sale of a 184-unit apartment property that was built in 1982. The property is located along the south side of Chamblee Tucker Road, south of Interstate 285, approximately 18 miles east of the subject property, in the central portion of metropolitan Atlanta. The property offers one-, two- and three-bedroom units, with an average unit size of 1,134 square feet.

As compared to the subject, this sale requires downward adjustments to account for its larger average unit size and superior location. Overall, a downward adjustment was warranted to the price per unit indication of this sale.

IMPROVED SALE FOUR

This comparable represents the sale of a 172-unit apartment property that was built in 1990. The property is located on the north side of Wimbledon Road, just west of Piedmont Road, approximately 11 miles southeast of the subject property, inside the city limits of Atlanta, Georgia. The property offers one- and two-bedroom units, with an average unit size of 746 square feet.

As compared to the subject, this sale requires an upward adjustment to account for its smaller average unit size. In addition, this sale requires downward adjustments to account for its newer age and superior location. Overall, no net adjustment was warranted to the price per unit indication of this sale.

IMPROVED SALE FIVE

This comparable represents the sale of a 278-unit apartment property that was built in 1990. The property is located on the southeast quadrant of Mescalin Street and Deering Road, approximately eight-and-one-half miles southeast of the subject property, within the city limits of Atlanta, Georgia in Fulton County. The property offers one- and two-bedroom units, with an average unit size of 779 square feet.

As compared to the subject, this sale requires an upward adjustment to account for its smaller average unit size. In addition, this sale requires downward adjustments to account for its newer age and superior location. Overall, no net adjustment was warranted to the price per unit indication of this sale.

WOOD LAKE APARTMENTS                                   SALES COMPARISON APPROACH

IMPROVED SALE SIX

This comparable represents the sale of a 168-unit apartment property that was built in 1974. The property is located along Winchester Trail, just east of Interstate 285, approximately two-and-one-half miles southwest of the subject property, in the northwestern portion of metropolitan Atlanta.

As compared to the subject, this sale requires an upward adjustment to account for its older age. Overall, an upward adjustment was warranted to the price per unit indication of this sale.

SUMMARY OF ADJUSTMENTS

Based on the foregoing discussions, the following table presents the adjustments warranted to each sale, as compared to the subject. The following adjustment grid implies a level of accuracy, which may not exist in the current market. However, the grid has been included in order to illustrate the magnitude of the warranted adjustments. Use of an adjustment grid in making quantitative adjustments is only appropriate and reliable when the extent of adjustment for each particular factor is well supported and the dollar or percentage adjustment is derived through either paired sales analysis or other data relevant to the market. In instances where paired sales and market data is not readily available, the appraiser must use his best judgment to make a reasonable estimate for the appropriate warranted adjustment.

In addition, the comparable sales utilized were all arm's length transactions.

                         APARTMENT SALES ADJUSTMENT GRID

Comparable Number                 1              2              3              4             5            6            Subject
Transaction Type                Sale           Sale           Sale           Sale          Sale          Sale            ---
Transaction Date               Dec-02         Dec-02         Nov-02         Jun-02        Jun-02        Feb-02           ---
Year Built                      1980           1982           1982           1990          1990         1974            1981
No. Units                           200            272            184            172           278           168          220
Avg. Unit Size                    1,184            855          1,134            746           779           N/A        1,034
Sale Price                  $11,200,000    $15,100,000    $11,675,000    $11,960,000   $19,419,975   $12,500,000         ---
Price Per Unit              $    56,000    $    55,515    $    63,451        $69,535   $    69,856   $    74,405         ---
Price Per SF                $     47.28    $     64.90    $     55.97         $93.18   $     89.70           N/A         ---
NOI Per Unit                $     4,480    $     4,164    $     5,038         $5,215   $     5,239   $     5,908       $4,954
OAR                                8.00%          7.50%          7.94%          7.50%         7.50%         7.94%        ---
                            -----------    -----------    -----------    -----------   -----------   -----------
Adj. Price Per Unit         $    56,000    $    55,515    $    63,451        $69,535   $    69,856   $    74,405
                            -----------    -----------    -----------    -----------   -----------   -----------
Conditions of Sale                    0%             0%             0%             0%            0%            0%
Market Conditions (Time)              0%             0%             0%             0%            0%            0%
                            -----------    -----------    -----------    -----------   -----------   -----------
Subtotal                    $    56,000    $    55,515    $    63,451        $69,535   $    69,856   $    74,405
                            -----------    -----------    -----------    -----------   -----------   -----------
Age                                   5%             0%             0%            -5%           -5%            5%
Quality/Condition                     0%             0%             0%             0%            0%            0%
Location                              0%            -5%            -5%           -10%          -10%            0%
Average Unit Size                    -5%            10%            -5%            15%           15%            0%
                            -----------    -----------    -----------    -----------   -----------   -----------
Total Other Adjustments               0%             5%           -10%             0%            0%            5%
                            -----------    -----------    -----------    -----------   -----------   -----------
INDICATED VALUE PER UNIT    $    56,000    $    58,290    $    57,106    $    69,535   $    69,856   $    78,125
                            ===========    ===========    ===========    ===========   ===========   ===========
INDICATED VALUE PER SF      $     47.28    $     68.15    $     50.37    $     93.18   $     89.70           N/A
                            ===========    ===========    ===========    ===========   ===========   ===========

Source: CB Richard Ellis, Inc.

WOOD LAKE APARTMENTS                                   SALES COMPARISON APPROACH

SALES COMPARISON APPROACH CONCLUSION

A price per unit indication near the middle of the range indicated by the comparables is considered most appropriate for the subject. The following table presents the estimated value for the subject as indicated by the Sales Comparison Approach.

                            SALES COMPARISON APPROACH

TOTAL UNITS        X     VALUE PER UNIT             =          VALUE
  220              X     $       64,000             =       $14,080,000

VALUE CONCLUSION
INDICATED STABILIZED VALUE                                  $14,080,000
ROUNDED                                                     $14,100,000
VALUE PER UNIT                                              $    64,091
VALUE PER SF                                                $     61.99

Source: CB Richard Ellis, Inc.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

insert rent comp map here

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

                         INCOME CAPITALIZATION APPROACH

Within the Income Capitalization Approach, a value indication for the subject has been derived via the direct capitalization method. The following table summarizes the most comparable data utilized in the analysis with a comparable map presented on the previous page. A more detailed description of each comparable is included in the Addenda.

                     SUMMARY OF COMPARABLE APARTMENT RENTALS

COMP.                                                                             NO.    AVG. RENT
 NO.              NAME                         LOCATION             YEAR BUILT   UNITS   PER UNIT    OCC.
 ---              ----                         --------             ----------   -----   --------    ----
  1        The Woods At Overlook           100 Pinehurst Drive,        1982       680      $887       93%
                                           Atlanta, GA

  2        Post Vinings                    3385 Atlanta Road,          1988       403      $921      Wnd
                                           Smyrna, GA

  3        Post Village                    2189 Lake Park Drive,       1982     1,738      $884       95%
                                           Smyrna, GA

  4        Archstone Woodlands (Fka -      2200 Woodlands Drive,       1982       644      $767       94%
           Woodlands)                      Smyrna, GA

  5        Paces Station                   3000 Paces Walk,            1988       400      $975       91%
                                           Atlanta, GA

  6        The Lakes At Vinings            2800 Paces Ferry Road,      1971       464      $879       92%
                                           Atlanta, GA

  7        Vinings Peak(Formerly Wood      Mt. Wilkinson Parkway,      1980       280      $849       93%
           Ridge)                          Unincorporated, GA

SUBJECT      Wood Lake Apartments            100 Pinhurst Drive,       1981       220       ---       93%
                                             Atlanta, GA

Source: CB Richard Ellis, Inc.

ANALYSIS OF RENT COMPARABLES

RENT COMPARABLE ONE

This comparable represents a 680-unit apartment property, located along Mt. Wilkinson Parkway, just east of Interstate 285. The property, identified as The Woods at Overlook, was developed in 1982 and is currently 93% occupied. The property offers one-, two- and three-bedroom floor plans, with an average unit size of 1,019 square feet. Trash removal expenses are included in the quoted rental rates. Currently, as a concession, management is offering one-month of free rent on a 12-month lease. This project is considered similar to the subject, with no adjustments warranted to its rental rates.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

RENT COMPARABLE TWO

This garden style apartment property, located on Heritage Drive along Atlanta Road, is identified as Post Vinings and was constructed in 1988. This comparable offers efficiency, one-, two-, and three-bedroom floor plans. The property manager would not disclose the current occupancy. Property management is currently offering one- to two-months of free rent on select units pro-rated over a 12-month lease. As compared to the subject, this project is considered similar to the subject in location, but superior in age, thereby requiring a downward adjustment to its rental rates.

RENT COMPARABLE THREE

This garden apartment property, located on Lake Park Drive, is identified as Post Village and was constructed in 1982. This comparable offers studio, one-, and two-bedroom floor plans. The property is currently 95% occupied and is currently offering two months of free rent pro-rated over a 12-month lease. The tenant is responsible for all utilities except trash removal. As compared to the subject, this project is considered similar to the subject in location, but superior in quality and condition, thereby requiring a downward adjustment to its rental rates.

RENT COMPARABLE FOUR

This comparable represents a 644-unit apartment property, located along the west side of Village Parkway on Woodlands Drive. The property, identified as Archstone Woodlands, was developed in 1982 and is currently 94% occupied. The property offers one- and two-bedroom floor plans, with an average unit size of 869 square feet. No expenses are included in the quoted rental rates. Currently, as a concession, the property is offering reduced rental rates on all unit types. This project is considered quite similar to the subject, with no adjustments warranted to its rental rates.

RENT COMPARABLE FIVE

This garden apartment property, located on Paces Walk, is identified as Paces Station and was developed in 1988. This project consists of one- and two-bedroom floor plans. Currently, the property is 91% occupied and is offering three-months free pro-rated over a 12-month lease as a concession. The tenant is responsible for all utilities except trash removal. As compared to the subject, this project is considered similar to the subject in location, but superior in age, thereby requiring a downward adjustment to its rental rates.

RENT COMPARABLE SIX

This comparable represents a 464-unit apartment property, located along Paces Ferry Road, just east of Interstate 285. The property, identified as The Lakes at Vinings, was developed in 1971 and renovated in 1994 and is currently 92% occupied. The property offers one-, two- and three-bedroom floor plans, with an average unit size of 955 square feet. No expenses are included in the quoted

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

rental rates. Currently, as a concession, management is offering one-and-one-half months of free rent pro-rated over a 12-month lease. This project is considered similar to the subject, with no adjustments warranted to its rental rates.

RENT COMPARABLE SEVEN

This comparable represents a 280-unit apartment property, located along the north side of Mt. Wilkinson Parkway. The property, identified as Vinings Peak, was developed in 1980 and is currently 93% occupied. The property offers one- and two-bedroom floor plans, with an average unit size of 982 square feet. Trash removal and pest control expenses are included in the quoted rental rates. Currently, as a concession, management is offering one-month of free rent on a 12-month lease. This project is considered similar to the subject, with no adjustments warranted to its rental rates.

SUBJECT QUOTED RENTS

The following table depicts the subject's unit mix and quoted rental rates.

                                  QUOTED RENTS

           No. of    Unit     Quoted   Rent
  Type     Units   Size (SF)  Rents   Per SF
--------   ------  ---------  ------  ------
1BR/1BA        50     705 SF  $  759  $ 1.08
1BR/1BA        58     874 SF  $  809  $ 0.93
2BR/1BA        14   1,111 SF  $  899  $ 0.81
2BR/2BA        18   1,111 SF  $  899  $ 0.81
2BR/2BA        50   1,213 SF  $  985  $ 0.81
3BR/2BA        30   1,511 SF  $1,269  $ 0.84
           ------  ---------  ------  ------
Average:      220   1,034 SF  $  913  $ 0.88
           ------  ---------  ------  ------

Source: Property Management

Rent includes trash removal and pest control expenses; all other utilities are paid directly by tenants to the respective providers.

The subject's rental rates have reportedly not increased recently. Currently, as a concession, management is offering one month of free rent with a 12-month lease.

ESTIMATE OF MARKET RENT

In order to estimate the market rates for the various floor plans, the subject unit types have been compared with similar units in the comparable projects. The following is a discussion of each unit type.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

ONE-BEDROOM UNITS

                          SUMMARY OF COMPARABLE RENTALS
                                ONE BEDROOM UNITS

                                                 RENTAL RATES
COMPARABLE                               SIZE    $/MO.   $/SF
----------                              ------   -----   -----
Archstone Woodlands (fka - Woodlands)   850 SF   $ 755   $0.89
Vinings Peak(formerly Wood Ridge)       879 SF   $ 799   $0.91
The Woods At Overlook                   874 SF   $ 795   $0.91
Subject                                 874 SF   $ 809   $0.93
Archstone Woodlands (fka - Woodlands)   750 SF   $ 705   $0.94
The Lakes At Vinings                    770 SF   $ 771   $1.00
The Lakes At Vinings                    758 SF   $ 759   $1.00
Post Village                            850 SF   $ 875   $1.03
Vinings Peak(formerly Wood Ridge)       705 SF   $ 729   $1.03
Post Vinings                            828 SF   $ 865   $1.04
Archstone Woodlands (fka - Woodlands)   650 SF   $ 680   $1.05
The Woods At Overlook                   705 SF   $ 750   $1.06
The Lakes At Vinings                    702 SF   $ 749   $1.07
Subject                                 705 SF   $ 759   $1.08
Post Village                            680 SF   $ 736   $1.08
Paces Station                           880 SF   $ 961   $1.09
Post Vinings                            734 SF   $ 814   $1.11
Paces Station                           650 SF   $ 751   $1.16
Post Vinings                            628 SF   $ 738   $1.18
Post Village                            610 SF   $ 738   $1.21

Source: CB Richard Ellis, Inc.

The subject's quoted rental rates for the one-bedroom units are within the range on a per square foot basis. However, based on an analysis of the rent roll, the units have been signed at lower rent levels than the quoted amounts. Therefore, we have included a rental rate of $599 for the 705-square foot units and $659 for the 874-square foot units.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

TWO-BEDROOM UNITS

                          SUMMARY OF COMPARABLE RENTALS
                                TWO BEDROOM UNITS

                                                   RENTAL RATES
COMPARABLE                                SIZE      $/MO.   $/SF
-------------------------------------   --------   ------   -----
Archstone Woodlands (fka - Woodlands)   1,157 SF   $  900   $0.78
Vinings Peak(formerly Wood Ridge)       1,213 SF   $  969   $0.80
Post Village                            1,400 SF   $1,125   $0.80
Post Village                            1,300 SF   $1,049   $0.81
Subject                                 1,111 SF   $  899   $0.81
Subject                                 1,111 SF   $  899   $0.81
The Woods At Overlook                   1,111 SF   $  899   $0.81
The Woods At Overlook                   1,111 SF   $  899   $0.81
Vinings Peak(formerly Wood Ridge)       1,111 SF   $  899   $0.81
Post Village                            1,200 SF   $  972   $0.81
Subject                                 1,213 SF   $  985   $0.81
Archstone Woodlands (fka - Woodlands)   1,007 SF   $  825   $0.82
The Woods At Overlook                   1,213 SF   $1,000   $0.82
The Lakes At Vinings                    1,121 SF   $  927   $0.83
Post Village                            1,100 SF   $  913   $0.83
Paces Station                           1,248 SF   $1,044   $0.84
Post Vinings                            1,231 SF   $1,032   $0.84
Post Vinings                            1,280 SF   $1,080   $0.84
The Lakes At Vinings                    1,100 SF   $  936   $0.85
Paces Station                           1,033 SF   $  894   $0.87
Paces Station                           1,148 SF   $1,013   $0.88
The Lakes At Vinings                    1,048 SF   $  927   $0.88
The Lakes At Vinings                    1,051 SF   $  936   $0.89
Post Vinings                            1,150 SF   $1,027   $0.89
The Lakes At Vinings                    1,288 SF   $1,151   $0.89
Post Vinings                            1,002 SF   $  937   $0.94
Post Vinings                              946 SF   $  892   $0.94
Paces Station                           1,282 SF   $1,293   $1.01

Source: CB Richard Ellis, Inc.

The subject's quoted rental rates for the two-bedroom units are within the range on a per square foot basis. However, based on an analysis of the rent roll, the units have been signed at lower rent levels than the quoted amounts. Therefore, we have utilized a rental rate of $749 for the 1,111-square foot units and $949 for the 1,213-square foot units.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

THREE-BEDROOM UNITS

                          SUMMARY OF COMPARABLE RENTALS
                               THREE BEDROOM UNITS

                                                   RENTAL RATES
COMPARABLE                                SIZE      $/MO.   $/SF
----------                              --------   ------   -----
Post Vinings                            1,596 SF   $1,316   $0.82
Subject                                 1,511 SF   $1,269   $0.84
The Woods At Overlook                   1,511 SF   $1,300   $0.86
The Lakes At Vinings                    1,366 SF   $1,232   $0.90

Source: CB Richard Ellis, Inc.

The subject's quoted rental rates for the three-bedroom units are within the range on a per square foot basis. However, based on an analysis of the rent roll, the units have been signed at lower rent levels than the quoted amounts. Therefore, we have utilized a rental rate of $1,249 for the 1,511-square foot units.

MARKET RENT CONCLUSIONS

Based on the foregoing analysis and discussion, the following is our estimate of potential rental income for the subject property at market rates:

                             MARKET RENT CONCLUSIONS

 No.                  Unit                  Monthly Rent                      Annual Rent              Annual
Units   Unit Type     Size      Total SF       $/Unit      $/SF      PRI         $/Unit      $/SF      Total
-----   ---------   --------   ----------   ------------   -----   --------   -----------   ------   ----------
   50    1BR/1BA      705 SF    35,250 SF   $        599   $0.85   $ 29,950   $     7,188   $10.20   $  359,400
   58    1BR/1BA      874 SF    50,692 SF   $        659   $0.75   $ 38,222   $     7,908   $ 9.05   $  458,664
   14    2BR/1BA    1,111 SF    15,554 SF   $        749   $0.67   $ 10,486   $     8,988   $ 8.09   $  125,832
   18    2BR/2BA    1,111 SF    19,998 SF   $        749   $0.67   $ 13,482   $     8,988   $ 8.09   $  161,784
   50    2BR/2BA    1,213 SF    60,650 SF   $        949   $0.78   $ 47,450   $    11,388   $ 9.39   $  569,400
   30    3BR/2BA    1,511 SF    45,330 SF   $      1,249   $0.83   $ 37,470   $    14,988   $ 9.92   $  449,640
-----   --------    --------   ----------   ------------   -----   --------   -----------   ------   ----------
  220               1,034 SF   227,474 SF   $        805   $0.78   $177,060   $     9,658   $ 9.34   $2,124,720
-----   --------    --------   ----------   ------------   -----   --------   -----------   ------   ----------

Source: CB Richard Ellis, Inc.

As mentioned previously in our estimate of market rent section, we believe that the quoted rents are above market level and a downward adjustment to the quoted rents are considered necessary.

RENT ADJUSTMENTS

Rent adjustments are sometimes necessary to account for differences in rental rates applicable to different units within similar floor plans due to items such as location within the property, view, and level of amenities. These rental adjustments may be in the form of rent premiums or rent discounts. In the case of the subject, there are rental premiums for view and level. However, our estimated market rates are averages.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

RENT SUBSIDIES

There are not any known rent subsidies at the subject property.

RENT ROLL ANALYSIS

The rent roll analysis serves as a cross check to the estimate of market rent for the subject. The collections shown on the rent roll include rent premiums and/or discounts.

                               RENT ROLL ANALYSIS

                                            Total         Total
Revenue Component                        Monthly Rent   Annual Rent
-----------------                        ------------   -----------
204 Occupied Units at Contract Rates     $    156,497   $ 1,877,964

16 Vacant Units at Quoted Rates          $     17,234   $   206,808
                                         ------------   -----------
220 Total Units                          $    173,731   $ 2,084,772
                                         ------------   -----------

Source: Property Management

The level of variance between our estimate of market rent and the potential gross income based on the in-place rents equates to 1.88%, which is relatively minor. Therefore, it is not necessary to include a deduction for loss-to-lease.

POTENTIAL RENTAL INCOME CONCLUSION

Within this analysis, potential rental income is estimated based on market rental rates over the next twelve months. This method of calculating rental income is most prevalent in the local market and is consistent with the method used to derive overall capitalization rates from the comparable sales data.

VACANCY AND COLLECTION LOSS

Vacancy and collection loss is a function of the interrelationship between absorption, lease expiration, renewal probability, estimated downtime between leases and a collection loss factor based on the relative stability and credit of the subject's tenant base. As shown on the Summary of Comparable Rentals, the comparable properties reported occupancy rates ranging from 91% to 95%. Furthermore, the subject is currently [OBJECT OMITTED] occupied. Based on current conditions at comparable properties and considering data contained in the Market Analysis, a stabilized vacancy rate of 9.0% has been estimated for the subject. In addition, a 1.0% collection loss allowance has been included, for a total vacancy and collection loss of 10.0%.

CONCESSION LOSS

Currently, as a concession, management is offering one-month of free rent when signing a 12-month lease. Furthermore, all of the comparable properties are currently offering concessions. Some of the concessions are considered cyclical to the normal pattern of leasing activity and some level owes to

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

the current economic conditions. Based on the foregoing, we have incorporated a concession loss of 4.0% in our analysis, as a reasonable stabilized projection.

UTILITY REIMBURSEMENTS

Residents at the subject property are responsible for paying their respective electric, gas, water and sewer usage. The subject's revenue history and our concluded stabilized estimate of this item are detailed as follows:

                              UTILITY REIMBURSEMENT

Year                               Total    $/Unit
----                              -------   ------
2000                              $ 1,682   $    8
2001                              $27,308   $  124
2002                              $46,308   $  210
2003 Annualized                   $32,196   $  146
CB RICHARD ELLIS, INC. ESTIMATE   $32,120   $  146

Source: Operating Statements & CB Richard Ellis, Inc.

Utility Reimbursement Income is very property specific. At the subject property, tenants reimburse the electric, water and sewer, and natural gas expenses. The recovery of these expenses is a common practice among other properties in the market. In estimating a stabilized utility reimbursement level, we have taken into account the subject's historical reimbursements. Therefore, we have estimated the utility reimbursement income at $146 per unit, or $32,120 annually.

OTHER INCOME

Other income is supplemental to that derived from leasing of the improvements. This includes income from a variety of sources, including application fees, laundry income, late payment fees, vending machines, termination fees, pet fees, lock-out fees, appliance rental fees, corporate income fees, furniture rental fees and various other similar sources. We have found this source of income normally varies from approximately $15 to $25 per unit per month, which equates to $180 to $300 per unit annually. Furthermore, we have found that most properties witness Other Income levels near the middle to higher end of this range. The subject's historical and projected Other Income is detailed as follows:

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

                                  OTHER INCOME

Year                               Total    $/Unit
----                              -------   ------
2000                              $70,535   $  321
2001                              $96,872   $  440
2002                              $70,036   $  318
2003 Annualized                   $99,468   $  452
CB RICHARD ELLIS, INC. ESTIMATE   $66,000   $  300

Source: Operating Statements & CB Richard Ellis, Inc.

As illustrated, the historical levels are within the upper portion of the typical range. Thus, we have included this source of income in-line with comparable properties, concluded at $66,000, or $300 per unit.

EFFECTIVE GROSS INCOME

The subject's historical and pro forma effective gross income is detailed as follows:

                             EFFECTIVE GROSS INCOME

Year                                Total      % Change
----                              ----------   --------
2000                              $2,096,958         --
2001                              $2,064,304       -1.6%
2002                              $1,900,372       -7.9%
2003 Annualized                   $1,739,848       -8.4%
CB RICHARD ELLIS, INC. ESTIMATE   $1,925,379       10.7%

Source: Operating Statements & CB Richard Ellis, Inc.

Our estimate of effective gross income is generally in-line with the demonstrated historical levels. It should be noted that the 2003 annualized level is lower than the historical data and does not provide an accurate indication of the property's actual operating performance. In addition, we have incorporated a concession loss, which has become increasingly prevalent in the market over the past year and is reflected in the year-to-date operating data. Given these considerations, we believe our estimate is reasonable.

OPERATING EXPENSE ANALYSIS

In estimating the operating expenses for the subject, the actual operating history has been analyzed, along with expense data from comparable apartment properties. The following table presents the available operating expense history for the subject.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

                                OPERATING HISTORY

                                         2000                      2001                      2002                2003 Annualized
                               -----------------------   -----------------------   -----------------------   ----------------------
                                  Total       $/Unit       Total        $/Unit       Total        $/Unit       Total       $/Unit
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------   ---------
INCOME
  Rental Income                $2,024,741   $    9,203    1,940,124   $    8,819    1,784,028   $    8,109   $1,608,184   $   7,310
  Utility Reimbursement             1,682            8       27,308          124       46,308          210   $   32,196         146
  Other Income                     70,535          321       96,872          440       70,036          318   $   99,468         452
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------   ---------
  Effective Gross Income       $2,096,958   $    9,532   $2,064,304   $    9,383   $1,900,372   $    8,638   $1,739,848   $   7,908
EXPENSES
  Real Estate Taxes            $  166,830   $      758   $  150,100   $      682   $  157,187   $      714   $  163,308   $     742
  Insurance                        19,849           90       40,198          183       44,586          203   $   46,088         209
  Natural Gas                       1,270            6        1,327            6          245            1   $    3,320          15
  Electricity                      23,255          106       30,501          139       24,702          112   $   27,372         124
  Water and Sewer                  32,698          149       35,913          163       49,968          227   $   59,780         272
  Cable Television                      -            -            -            -            -            -   $        0           -
  Trash Removal                     8,374           38        8,201           37       10,476           48   $   11,612          53
  Maintenance and Repairs          35,837          163       24,441          111       29,495          134   $   73,248         333
  Painting and Decorating          57,900          263       32,940          150       55,247          251   $   55,604         253
  Grounds                          21,581           98       21,000           95       26,627          121   $   29,200         133
  Management Fee                  106,294          483      112,340          511       98,154          446   $   82,112         373
  Administrative Payroll           75,678          344       75,635          344       52,647          239   $   85,164         387
  Maintenance Payroll              61,474          279       62,087          282       34,633          157   $   37,680         171
  Employee Taxes & Benefits        28,375          129       31,666          144       19,701           90   $   27,756         126
  Employee Apartments              33,362          152       15,817           72       11,226           51   $   14,572          66
  Security                              -            -            -            -            -            -   $        0           -
  Advertising and Leasing          37,469          170       49,716          226       47,187          214   $   96,820         440
  General and Administrative       32,394          147       42,682          194       34,025          155   $   49,596         225
  Reserves for Replacement              -            -            -            -            -            -   $        0           -
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------   ---------
  Operating Expenses           $  742,640   $    3,376   $  734,564   $    3,339   $  696,106   $    3,164   $  863,232   $   3,924
                               ==========   ==========   ==========   ==========   ==========   ==========   ==========   =========
NET OPERATING INCOME           $1,354,318   $    6,156   $1,329,740   $    6,044   $1,204,266   $    5,474   $  876,616   $   3,985

Source: Operating statements

EXPENSE COMPARABLES

The following table indicates the actual operating history for comparable apartment properties.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

                               EXPENSE COMPARABLES

Comparable Number                     1              2              IREM
                                -------------  -------------  -------------
Location                        Metro Atlanta  Metro Atlanta  Metro Atlanta
Units                                     200            240
Year Built                               1996           1995
Gla (SF)                              217,616        282,398
Expense Year                             2001           2001           2001

Expenses                        $/Unit*        $/Unit*        $/Unit*
                                -------        -------        -------
  Real Estate Taxes              $  680         $  817         $  506
  Property Insurance                 64            117             84
  Natural Gas                         -             17             10
  Electricity                       242            896            113
  Water and Sewer                   289            248            321
  Cable Television                    -              -              -
  Trash Removal                      55             46             85
  Maintenance and Repairs           233            184            182
  Painting and Decorating           194            299            212
  Grounds                           266            209            199
  Management Fee                    351            552            315
  Administrative Payroll            409            784              -
  Maintenance Payroll               322             20              -
  Employee Taxes & Benefits         191            108            401
  Employee Apartments                50            164              -
  Security                           52             31             42
  Advertising and Leasing           125            197              -
  General and Administrative        180            279            705
  Reserves for Replacement            -              -              -
                                 ------         ------         ------
Operating Expenses               $3,703         $4,969         $3,922**

* Expenses Shown in $/unit, with the exception of Management Fee which Is shown as % EGI.

**    The IREM Median total differs from the sum of the individual amounts.

Source: Actual Operating Statements And Irem Income And Expense Report: 2001

EXPENSE ESTIMATE

The following subsections represent the analysis for the pro forma estimate of each category of the subject's stabilized expenses.

REAL ESTATE TAXES

The real estate taxes for the subject were previously discussed and have been included at the 2003 actual level of $180,236. This level is well supported by comparable properties in the subject's area.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

PROPERTY INSURANCE

Property insurance expenses typically include fire and extended coverage and owner's liability coverage. The subject's expense history and pro forma estimate are detailed as follows:

                                    INSURANCE

Year                                                     Total   $/Unit
----                                                   --------  -------
2000                                                    $19,849     $ 90
2001                                                    $40,198     $183
2002                                                    $44,586     $203
2003 Annualized                                         $46,088     $209
CB RICHARD ELLIS, INC. ESTIMATE                         $44,000     $200

Source: Operating Statements & CB Richard Ellis, Inc.

We have found that insurance expenses for apartment properties in the area typically range from $100 to $200 per unit, with levels near the upper portion of the range being witnessed in recent years. Thus, we have estimated this expense at the high end of a typical level, concluded at $44,000, or $200 per unit.

NATURAL GAS

Like other utility expenses, natural gas is typically very property specific, and comparables offer a limited indication of an appropriate level. The subject's historical and projected electricity expense is identified in the following table.

                                   NATURAL GAS

Year                                                     Total      $/Unit
----                                                     ------     ------
2000                                                     $1,270      $ 6
2001                                                     $1,327      $ 6
2002                                                     $  245      $ 1
2003 Annualized                                          $3,320      $15
CB RICHARD ELLIS, INC. ESTIMATE                          $3,300      $15

Source: Operating Statements & CB Richard Ellis, Inc.

As illustrated, the subject's historical levels are varied. We are not aware of any planned utility increases. Therefore, we have included this expense in-line with the 2003 annualized level, concluded at $3,300, or $15 per unit.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

ELECTRICITY

Like other utility expenses, electricity is typically very property specific, and comparables offer a limited indication of an appropriate level. The subject's historical and projected electricity expense is identified in the following table.

                                   ELECTRICITY

Year                                                    Total     $/Unit
----                                                   --------  -------
2000                                                    $23,255     $106
2001                                                    $30,501     $139
2002                                                    $24,702     $112
2003 Annualized                                         $27,372     $124
CB RICHARD ELLIS, INC. ESTIMATE                         $24,640     $112

Source: Operating Statements & CB Richard Ellis, Inc.

As illustrated, the subject's historical levels have been relatively consistent. We are not aware of any planned utility increases. Therefore, we have included this expense in-line with the 2002 historical level, concluded at $24,640, or $112 per unit.

WATER AND SEWER

As with the other utility expenses, water and sewer costs are typically very property specific. The subject's historical and projected water and sewer expense is identified in the following table.

                                 WATER AND SEWER

Year                                                    Total     $/Unit
----                                                   --------  -------
2000                                                    $32,698     $149
2001                                                    $35,913     $163
2002                                                    $49,968     $227
2003 Annualized                                         $59,780     $272
CB RICHARD ELLIS, INC. ESTIMATE                         $49,940     $227

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically ranges from $150 to $500 per unit annually. The historical levels have varied and are near the low end and slightly below the typical range. We are not aware of any planned utility increases. Therefore, we have placed primarily reliance on historical levels, and estimated this expense at the 2002 historical level of $49,940 annually, or $227 per unit.

CABLE TELEVISION

The subject property has not historically incurred a cable television expense, nor have we included one within our analysis.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

TRASH REMOVAL

The subject's historical and projected trash removal expense is identified in the following table.

                                  TRASH REMOVAL

Year                                                    Total     $/Unit
----                                                   --------  -------
2000                                                    $ 8,374      $38
2001                                                    $ 8,201      $37
2002                                                    $10,476      $48
2003 Annualized                                         $11,612      $53
CB RICHARD ELLIS, INC. ESTIMATE                         $10,560      $48

Source: Operating Statements & CB Richard Ellis, Inc.

As with other utility expenses, trash removal expenses are typical property specific. The subject's trash expense has been relatively consistent. Therefore, we have included this expense in-line with recent historical levels, concluded at $10,560, or $48 per unit.

MAINTENANCE AND REPAIRS

This expense category includes the cost of minor repairs to the apartments units. The subject's historical and projected maintenance and repairs expense is identified in the following table.

                            MAINTENANCE AND REPAIRS

Year                                                    Total     $/Unit
----                                                   --------  -------
2000                                                    $35,837     $163
2001                                                    $24,441     $111
2002                                                    $29,495     $134
2003 Annualized                                         $73,248     $333
CB RICHARD ELLIS, INC. ESTIMATE                         $44,000     $200

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $150 to $250 per unit. The subject's historical maintenance and repair expenses have varied, and have been below and within the typical range, with the annualized level being above the range. Thus, we have estimated this expense near the middle of the typical range, concluded at $44,000, or $200 per unit.

PAINTING AND DECORATING

This expense category includes normal painting and decorating items associated with repairing the units prior to the initial move-in of a new tenant. The subject's historical and projected painting and decorating expense is identified in the following table.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

                            PAINTING AND DECORATING

Year                                                    Total    $/Unit
----                                                   --------  -------
2000                                                    $57,900     $263
2001                                                    $32,940     $150
2002                                                    $55,247     $251
2003 Annualized                                         $55,604     $253
CB RICHARD ELLIS, INC. ESTIMATE                         $55,000     $250

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $150 to $250 per unit. The subject's historical painting and decorating expenses have generally been within and above the typical range. Thus, we have estimated this expense in-line with recent historical levels and at the high end of a typical range, concluded at $55,000, or $250 per unit.

GROUNDS (LANDSCAPING)

This expense item covers normal landscaping and grounds maintenance of the property. The subject's historical and projected grounds expense is identified in the following table.

                                     GROUNDS

Year                                                    Total     $/Unit
----                                                   --------  -------
2000                                                    $21,581     $ 98
2001                                                    $21,000     $ 95
2002                                                    $26,627     $121
2003 Annualized                                         $29,200     $133
CB RICHARD ELLIS, INC. ESTIMATE                         $26,620     $121

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $75 to $150 per unit. The subject's historical landscaping expenses have been relatively consistent and within the typical range. Thus, we have included this expense within the typical range and at the 2002 historical level, concluded at $26,620, or $121 per unit.

MANAGEMENT FEE

Management expenses for an apartment complex are typically negotiated as a percentage of collected revenues (effective gross income). This percentage typically is negotiated from 3.0% to 5.0% for similar quality apartment complexes, with levels in the lower portion of the range being more common in the last few years. Given the subject's size and the competitive management company market, we believe an appropriate management expense for the subject would be near the middle of

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

the typical range. Therefore, we have estimated the subject's management fee at 4.0% of the effective gross income, which equates to $77,015 per year.

ADMINISTRATIVE PAYROLL

This expense item includes the administrative payroll for the subject property. The subject's historical and projected administrative payroll expense is demonstrated in the following table.

                             ADMINISTRATIVE PAYROLL

Year                                                     Total     $/Unit
----                                                    -------    ------
2000                                                    $75,678     $344
2001                                                    $75,635     $344
2002                                                    $52,647     $239
2003 Annualized                                         $85,164     $387
CB RICHARD ELLIS, INC. ESTIMATE                         $66,000     $300

Source: Operating Statements & CB Richard Ellis, Inc.

The administrative payroll expense typically approximates $250 to $500 per unit at most similar properties. The subject's historical levels have varied somewhat, but are within the typical range. With support from the historical levels, we have included this expense within a typical range at $66,000, or $300 per unit.

MAINTENANCE PAYROLL

This expense item includes the maintenance payroll for the subject property. The subject's historical and projected maintenance payroll expense is demonstrated in the following table.

                              MAINTENANCE PAYROLL

Year                                                    Total     $/Unit
----                                                   --------  -------
2000                                                    $61,474     $279
2001                                                    $62,087     $282
2002                                                    $34,633     $157
2003 Annualized                                         $37,680     $171
CB RICHARD ELLIS, INC. ESTIMATE                         $55,000     $250

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $250 to $400 per unit. The subject's historical levels have varied significantly and are below and within the typical range. Thus, we have included this expense in-line with historical levels and at the low end of a typical range, concluded at $55,000, or $250 per unit.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

EMPLOYEE TAXES AND BENEFITS

This expense item includes the employee taxes and benefits for the subject property. The subject's historical and projected employee taxes and benefits are demonstrated in the following table.

                           EMPLOYEE TAXES & BENEFITS

Year                                         Total         $/Unit
----                                        -------        -------
2000                                        $28,375        $   129
2001                                        $31,666        $   144
2002                                        $19,701        $    90
2003 Annualized                             $27,756        $   126
CB RICHARD ELLIS, INC. ESTIMATE             $21,780        $    99

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates 15% to 20% of the combined payroll expense. Therefore, we have estimated this expense at $21,780 annually, or $99 per unit, which is approximately 18% of the combined administrative and maintenance salaries. This level is within the range of the historical levels witnessed.

EMPLOYEE APARTMENTS (NON-REVENUE UNITS)

Apartment properties typically have units which are non-revenue producing. These include model units, units for security officers and units for leasing and management personnel. The historical and projected non-revenue units expenses are demonstrated in the following table.

                              EMPLOYEE APARTMENTS

Year                                          Total         $/Unit
----                                         -------        -------
2000                                         $33,362        $   152
2001                                         $15,817        $    72
2002                                         $11,226        $    51
2003 Annualized                              $14,572        $    66
CB RICHARD ELLIS, INC. ESTIMATE              $19,320        $    88

Source: Operating Statements & CB Richard Ellis, Inc.

As illustrated, the historical levels have varied slightly. According to property management, there is currently one unit occupied by a courtesy officer who does not pay any rent. We have found that this expense normally approximates one unit per every 100 units at a property. Therefore, we have estimated this expense based on two units at an assumed monthly rent of $805 (weighted average rental rate) per month, which equates to $19,320 annually, or $88 per unit.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

SECURITY

The subject property has not historically incurred a security expense, nor have we included one within our analysis.

ADVERTISING AND LEASING

This expense category accounts for placement of advertising, commissions, signage, brochures and newsletters. The historical and projected advertising and promotion expense for the subject property is demonstrated in the following table.

                             ADVERTISING AND LEASING

Year                                              Total         $/Unit
----                                             -------        ------
2000                                             $37,469        $ 170
2001                                             $49,716        $ 226
2002                                             $47,187        $ 214
2003 Annualized                                  $96,820        $ 440
CB RICHARD ELLIS, INC. ESTIMATE                  $47,080        $ 214

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $75 to $175 per unit. The subject's historical levels have been within and above the high end of this range. The comparable properties generally support these levels. Therefore, we have included this expense in -line with the 2002 historical level, concluded at $47,080, or $214 per unit.

GENERAL AND ADMINISTRATIVE

Administrative expenses typically include legal costs, accounting, items which are not provided by off-site management, telephone, supplies, furniture and temporary help. The subject's expense history and pro forma estimate are detailed as follows:

                           GENERAL AND ADMINISTRATIVE

Year                                        Total         $/Unit
----                                       -------        ------
2000                                       $32,394        $ 147
2001                                       $42,682        $ 194
2002                                       $34,025        $ 155
2003 Annualized                            $49,596        $ 225
CB RICHARD ELLIS, INC. ESTIMATE            $34,100        $ 155

Source: Operating Statements & CB Richard ellis, inc.

This expense typically approximates $75 to $200 per unit. The subject's historical general and administrative expenses have been within and above the typical range. Thus, we have included this

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

expense within the typical range and in-line with the 2002 historical indication, concluded at $34,100, or $155 per unit.

RESERVES FOR REPLACEMENT

Based on discussions with knowledgeable market participants, reserves for replacement typically range from $150 to $250 per unit for comparable properties. However, based on an engineering report provided for the subject, the property is projected to require an annual reserve, which is adjusted for inflation over a 12-year period, of $501 per unit. This is significantly above a typical level and we believe it includes reserve items which would typically not be included in the calculation of a typical reserve level, but we believe an appropriate level of reserves would be above the indicated range. Therefore, we included reserves based on $350 per unit annually.

OPERATING EXPENSE CONCLUSION

The subject's expense history and the pro forma estimate are detailed as follows:

                               OPERATING EXPENSES

Year                                           Total              $/Unit
----                                         ----------           -------
2000                                         $  742,640           $ 3,376
2001                                         $  734,564           $ 3,339
2002                                         $  696,106           $ 3,164
2003 Annualized                              $  863,232           $ 3,924
CB RICHARD ELLIS, INC. ESTIMATE              $  835,591           $ 3,798

Source: Operating Statements & CB Richard Ellis, Inc.

Our estimate is generally in-line with the demonstrated historical data. Our estimate of $3,798 per unit represents 43.40% of the effective gross income, which is typical for similar apartment properties in the metropolitan area. Additionally, it should be noted that the historical data did not include reserves. Therefore, we have concluded that the expense estimate is reasonable and supported, as considered on a line-by-line basis.

NET OPERATING INCOME CONCLUSION

The subject's net operating income history and the pro forma estimate are detailed as follows:

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

                              NET OPERATING INCOME

Year                                                                  Total           $/Unit
----                                                              -------------      --------
2000                                                              $   1,354,318      $  6,156
2001                                                              $   1,329,740      $  6,044
2002                                                              $   1,204,266      $  5,474
2003 Annualized                                                   $     876,616      $  3,985
CB RICHARD ELLIS, INC. ESTIMATE                                   $   1,089,788      $  4,954

Source: Operating Statements & CB Richard Ellis, Inc.

Our net operating income estimate is within the range of the historical data. Overall, we believe that our estimates are reasonable and consistent with the indication of comparable properties and the subject's historical operations.

DIRECT CAPITALIZATION

Direct capitalization is a method used to convert a single year's estimated stabilized net operating income into a value indication. The following subsections represent different techniques for deriving an overall capitalization rate for direct capitalization.

COMPARABLE SALES

The OAR's confirmed for the comparable sales analyzed in the Sales Comparison Approach are as follows:

                         COMPARABLE CAPITALIZATION RATES

                    Sale            Sale Price          Pro Forma
Sale                Date              $/Unit               OAR
----               ------           ----------          ---------
 1                 Dec-02           $   56,000           8.00%
 2                 Dec-02           $   55,514           7.50%
 3                 Nov-02           $   63,451           7.94%
 4                 Jun-02           $   69,534           7.50%
 5                 Jun-02           $   69,856           7.50%
 6                 Feb-02           $   74,404           7.94%

Source: CB Richard Ellis, Inc.

Based on the subject's competitive position in the market, an OAR within the range indicated by the comparables is considered appropriate.

PUBLISHED INVESTOR SURVEYS

The results of the most recent National Investor Survey, published by CB Richard Ellis, Inc., are summarized in the following table.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

                    OVERALL CAPITALIZATION RATES - APARTMENT

National Investor Survey, 2003           OAR Range            Average
------------------------------         -------------          -------
Class A                                6.00% -  9.00%          7.44%
Class B                                6.00% - 10.25%          7.96%
Class C                                7.25% - 10.00%          8.98%

Source: CB Richard Ellis, Inc.

The subject is considered to be a Class B property. Recent changes in the capital markets have been placing downward pressure on returns and an OAR within the middle of the range indicated in the preceding table is considered appropriate.

MARKET PARTICIPANTS

The results of recent interviews with knowledgeable real estate professionals are summarized in the following table.

                    OVERALL CAPITALIZATION RATES - APARTMENT

     Respondent                            Company                    OAR                 Date of Survey
     ----------                     ---------------------        -------------            --------------
Kevin Geiger, Broker                CB Richard Ellis, Inc.       7.50% to 8.00%               May-03

Source: CB Richard Ellis, Inc.

BAND OF INVESTMENT

The band of the investment technique has been utilized as a cross check to the foregoing techniques. The analysis is shown in the following table.

                               BAND OF INVESTMENT

Mortgage Interest Rate                     5.00%
Mortgage Term (Amortization Period)    30 Years
Mortgage Ratio (Loan-to-value)               80%
Mortgage Constant                       0.06442
Equity Dividend Rate (EDR)                 13.0%

Mortgage Requirement                         80% x  0.06442   =    0.05154
Equity Requirement                           20% x  0.13000   =    0.02600
                                        -------                    -------
                                            100%                   0.07754

INDICATED OAR:                                                        7.80%

Source: CB Richard Ellis, Inc.

CAPITALIZATION RATE CONCLUSION

The following table summarizes the OAR conclusions.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

                    OVERALL CAPITALIZATION RATE - CONCLUSION

   Source                                           Indicated OAR
   ------                                           -------------
Comparable Sales (Range)                            7.50% to  8.00%
National Investor Survey (Range)                    6.00% to 10.25%
Market Participants                                 7.50% to  8.00%
Band of Investment                                            7.80%
CB RICHARD ELLIS, INC. ESTIMATE                               7.75%

Source: CB Richard Ellis, Inc.

DIRECT CAPITALIZATION SUMMARY

A summary of the direct capitalization of the subject at stabilized occupancy is illustrated in the following table.

WOOD LAKE APARTMENTS                              INCOME CAPITALIZATION APPROACH

                          DIRECT CAPITALIZATION SUMMARY

                                                                         $/Unit/yr                   Total
                                                                         ---------                   -----
INCOME

  Market Rent                                                            $  9,658                 $   2,124,720
  Vacancy and Collection Loss                       10.0%                    (966)                     (212,472)
  Concession Loss                                    4.0%                    (386)                      (84,989)
                                                                         --------                 -------------
NET RENTAL INCOME                                                        $  8,306                 $   1,827,259

  Utility Reimbursement                                                       146                        32,120
  Other Income                                                                300                        66,000
                                                                         --------                 -------------
EFFECTIVE GROSS INCOME                                                   $  8,752                 $   1,925,379

EXPENSES
  Real Estate Taxes                                                      $    819                 $     180,236
  Insurance                                                                   200                        44,000
  Natural Gas                                                                  15                         3,300
  Electricity                                                                 112                        24,640
  Water and Sewer                                                             227                        49,940
  Cable Television                                                              0                             -
  Trash Removal                                                                48                        10,560
  Maintenance and Repairs                                                     200                        44,000
  Painting and Decorating                                                     250                        55,000
  Grounds                                                                     121                        26,620
  Management Fee                                     4.0%                     350                        77,015
  Administrative Payroll                                                      300                        66,000
  Maintenance Payroll                                                         250                        55,000
  Employee Taxes & Benefits                                                    99                        21,780
  Employee Apartments                                                          88                        19,320
  Security                                                                      0                             -
  Advertising and Leasing                                                     214                        47,080
  General and Administrative                                                  155                        34,100
  Reserves for Replacement                                                    350                        77,000
                                                                         --------                 -------------
OPERATING EXPENSES                                                       $  3,798                 $     835,591
                                                                         --------                 -------------
OPERATING EXPENSE RATIO                                                                                   43.40%
NET OPERATING INCOME                                                     $  4,954                 $   1,089,788
OAR                                                                                                        7.75%
                                                                                                  -------------
INDICATED STABILIZED VALUE                                                                        $  14,061,779
ROUNDED                                                                                           $  14,100,000
VALUE PER UNIT                                                                                    $      63,917
VALUE PER SF                                                                                      $       61.99

MATRIX ANALYSIS                      CAP RATE             VALUE
                                     --------          -----------
                                      7.50%            $14,530,500
                                      7.75%            $14,061,800
                                      8.00%            $13,622,300

Source: CB Richard Ellis, Inc.

WOOD LAKE APARTMENTS                                     RECONCILIATION OF VALUE

                             RECONCILIATION OF VALUE

The value indications from the approaches to value are summarized as follows:

                          SUMMARY OF VALUE CONCLUSIONS

Cost Approach                                    $ 14,400,000
Sales Comparison Approach                        $ 14,100,000
Income Capitalization Approach                   $ 14,100,000
                                                 ------------
Reconciled Value                                 $ 14,100,000
                                                 ------------

Source: CB Richard Ellis, Inc.

The Cost Approach typically gives a reliable value indication when there is evidence for the replacement cost estimate and when there is minimal depreciation contributing to a loss in value which must be estimated. Although the subject improvements represent the highest and best use of the site, there was significant depreciation noted. As a result, the reliability of the Cost Approach is somewhat diminished. Therefore, the Cost Approach is considered less applicable to the subject and is used primarily as a test of reasonableness against the other valuation techniques. Further, similar properties are normally purchased on the basis of their investment attributes as opposed to depreciated replacement costs.

In the Sales Comparison Approach, the subject property is compared to similar properties that have been sold recently. The sales used in this analysis are considered fairly comparable to the subject, and the required adjustments were based on reasonable and well supported rationale. In addition, market participants are currently analyzing purchase prices on investment properties as they relate to available substitutes in the market. Therefore, the Sales Comparison Approach is considered to provide a reliable value indication. However, this approach to value has been given secondary emphasis in the final value reconciliation.

The Income Capitalization Approach is applicable to the subject property since it is an income producing property leased in the open market. Market participants are currently analyzing properties based on their income generating capability. Therefore, the Income Capitalization Approach is considered to be a reasonable and substantiated value indicator and has been given primary emphasis in the final value estimate.

Based on the foregoing, the market value of the subject has been concluded as follows:

                             MARKET VALUE CONCLUSION

APPRAISAL PREMISE              INTEREST APPRAISED           DATE OF VALUE         VALUE CONCLUSION
-----------------              ------------------           -------------         ----------------
Market Value As Is                Fee Simple                 May 15, 2003           $  14,100,000

Source: CB Richard Ellis, Inc.

WOOD LAKE APARTMENTS                                     RECONCILIATION OF VALUE

SPECIAL ASSUMPTIONS

It should be noted that the property currently has two down units from foundation leaks that will be repaired in the near-term. The damages are minor and have not been taken into consideration in our analysis.

WOOD LAKE APARTMENTS                         ASSUMPTIONS AND LIMITING CONDITIONS

                       ASSUMPTIONS AND LIMITING CONDITIONS

1. Unless otherwise specifically noted in the body of the report, it is assumed that title to the property or properties appraised is clear and marketable and that there are no recorded or unrecorded matters or exceptions to total that would adversely affect marketability or value. CB Richard Ellis, Inc. is not aware of any title defects nor has it been advised of any unless such is specifically noted in the report. CB Richard Ellis, Inc., however, has not examined title and makes no representations relative to the condition thereof. Documents dealing with liens, encumbrances, easements, deed restrictions, clouds and other conditions that may affect the quality of title have not been reviewed. Insurance against financial loss resulting in claims that may arise out of defects in the subject property's title should be sought from a qualified title company that issues or insures title to real property.

2. Unless otherwise specifically noted in the body of this report, it is assumed: that the existing improvements on the property or properties being appraised are structurally sound, seismically safe and code conforming; that all building systems (mechanical/electrical, HVAC, elevator, plumbing, etc.) are in good working order with no major deferred maintenance or repair required; that the roof and exterior are in good condition and free from intrusion by the elements; that the property or properties have been engineered in such a manner that the improvements, as currently constituted, conform to all applicable local, state and federal building codes and ordinances. CB Richard Ellis, Inc. professionals are not engineers and are not competent to judge matters of an engineering nature. CB Richard Ellis, Inc. has not retained independent structural, mechanical, electrical, or civil engineers in connection with this appraisal and, therefore, makes no representations relative to the condition of improvements. Unless otherwise specifically noted in the body of the report: no problems were brought to the attention of CB Richard Ellis, Inc. by ownership or management; CB Richard Ellis, Inc. inspected less than 100% of the entire interior and exterior portions of the improvements; and CB Richard Ellis, Inc. was not furnished any engineering studies by the owners or by the party requesting this appraisal. If questions in these areas are critical to the decision process of the reader, the advice of competent engineering consultants should be obtained and relied upon. It is specifically assumed that any knowledgeable and prudent purchaser would, as a precondition to closing a sale, obtain a satisfactory engineering report relative to the structural integrity of the property and the integrity of building systems. Structural problems and/or building system problems may not be visually detectable. If engineering consultants retained should report negative factors of a material nature, or if such are later discovered, relative to the condition of improvements, such information could have a substantial negative impact on the conclusions reported in this appraisal. Accordingly, if negative findings are reported by engineering consultants, CB Richard Ellis, Inc. reserves the right to amend the appraisal conclusions reported herein.

3. Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property was not observed by the appraisers. CB Richard Ellis, Inc. has no knowledge of the existence of such materials on or in the property. CB Richard Ellis, Inc., however, is not qualified to detect such substances. The presence of substances such as asbestos, urea formaldehyde foam insulation, contaminated groundwater or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

      We have inspected, as thoroughly as possible by observation, the land; however, it was impossible to personally inspect conditions beneath the soil. Therefore, no representation is made as to these matters unless specifically considered in the appraisal.

4. All furnishings, equipment and business operations, except as specifically stated and typically considered as part of real property, have been disregarded with only real property being considered in the report unless otherwise stated. Any existing or proposed improvements, on or off-site, as well as any alterations or repairs considered, are assumed to be completed in a workmanlike manner according to standard practices based upon the information submitted to CB Richard Ellis, Inc. This report may be subject to amendment upon re-inspection of the subject property subsequent to repairs, modifications, alterations and completed new construction. Any estimate of Market Value is as of the date indicated; based upon the information, conditions and projected levels of operation.

5. It is assumed that all factual data furnished by the client, property owner, owner's representative, or persons designated by the client or owner to supply said data are accurate and correct unless otherwise specifically noted in the appraisal report. Unless otherwise specifically noted in the appraisal report, CB Richard Ellis, Inc. has no reason to believe that any of the data furnished contain any material error. Information and data referred to in this paragraph include, without being limited to, numerical street addresses, lot and block numbers, Assessor's Parcel Numbers, land dimensions, square footage area of the land, dimensions of the improvements, gross building areas, net rentable areas, usable areas, unit count, room count, rent schedules, income data, historical operating expenses, budgets and related data. Any material error in any of the above data could have a substantial impact on the conclusions reported. Thus, CB Richard Ellis, Inc. reserves the right to amend conclusions reported if made aware of any such error. Accordingly,

WOOD LAKE APARTMENTS                         ASSUMPTIONS AND LIMITING CONDITIONS

      the client-addressee should carefully review all assumptions, data, relevant calculations and conclusions within 30 days after the date of delivery of this report and should immediately notify CB Richard Ellis, Inc. of any questions or errors.

6. The date of value to which any of the conclusions and opinions expressed in this report apply, is set forth in the Letter of Transmittal. Further, that the dollar amount of any value opinion herein rendered is based upon the purchasing power of the American Dollar on that date. This appraisal is based on market conditions existing as of the date of this appraisal. Under the terms of the engagement, we will have no obligation to revise this report to reflect events or conditions which occur subsequent to the date of the appraisal. However, CB Richard Ellis, Inc. will be available to discuss the necessity for revision resulting from changes in economic or market factors affecting the subject.

7. CB Richard Ellis, Inc. assumes no private deed restrictions, limiting the use of the subject property in any way.

8. Unless otherwise noted in the body of the report, it is assumed that there are no mineral deposit or subsurface rights of value involved in this appraisal, whether they be gas, liquid, or solid. Nor are the rights associated with extraction or exploration of such elements considered unless otherwise stated in this appraisal report. Unless otherwise stated it is also assumed that there are no air or development rights of value that may be transferred.

9. CB Richard Ellis, Inc. is not aware of any contemplated public initiatives, governmental development controls, or rent controls that would significantly affect the value of the subject.

10. The estimate of Market Value, which may be defined within the body of this report, is subject to change with market fluctuations over time. Market value is highly related to exposure, time promotion effort, terms, motivation and conclusions surrounding the offering. The value estimate(s) consider the productivity and relative attractiveness of the property, both physically and economically, on the open market.

11. Any cash flows included in the analysis are forecasts of estimated future operating characteristics are predicated on the information and assumptions contained within the report. Any projections of income, expenses and economic conditions utilized in this report are not predictions of the future. Rather, they are estimates of current market expectations of future income and expenses. The achievement of the financial projections will be affected by fluctuating economic conditions and is dependent upon other future occurrences that cannot be assured. Actual results may vary from the projections considered herein. CB Richard Ellis, Inc. does not warrant these forecasts will occur. Projections may be affected by circumstances beyond the current realm of knowledge or control of CB Richard Ellis, Inc.

12. Unless specifically set forth in the body of the report, nothing contained herein shall be construed to represent any direct or indirect recommendation of CB Richard Ellis, Inc. to buy, sell, or hold the properties at the value stated. Such decisions involve substantial investment strategy questions and must be specifically addressed in consultation form.

13. Also, unless otherwise noted in the body of this report, it is assumed that no changes in the present zoning ordinances or regulations governing use, density, or shape are being considered. The property is appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, nor national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimates contained in this report is based, unless otherwise stated.

14. This study may not be duplicated in whole or in part without the specific written consent of CB Richard Ellis, Inc. nor may this report or copies hereof be transmitted to third parties without said consent, which consent CB Richard Ellis, Inc. reserves the right to deny. Exempt from this restriction is duplication for the internal use of the client-addressee and/or transmission to attorneys, accountants, or advisors of the client-addressee. Also exempt from this restriction is transmission of the report to any court, governmental authority, or regulatory agency having jurisdiction over the party/parties for whom this appraisal was prepared, provided that this report and/or its contents shall not be published, in whole or in part, in any public document without the express written consent of CB Richard Ellis, Inc. which consent CB Richard Ellis, Inc. reserves the right to deny. Finally, this report shall not be advertised to the public or otherwise used to induce a third party to purchase the property or to make a "sale" or "offer for sale" of any "security", as such terms are defined and used in the Securities Act of 1933, as amended. Any third party, not covered by the exemptions herein, who may possess this report, is advised that they should rely on their own independently secured advice for any decision in connection with this property. CB Richard Ellis, Inc. shall have no accountability or responsibility to any such third party.

15. Any value estimate provided in the report applies to the entire property, and any pro ration or division of the title into fractional interests will invalidate the value estimate, unless such pro ration or division of interests has been set forth in the report.

16. The distribution of the total valuation in this report between land and improvements applies only under the existing program of utilization. Component values for land and/or buildings are not intended to be used in conjunction with any other property or appraisal and are invalid if so used.

17. The maps, plats, sketches, graphs, photographs and exhibits included in this report are for illustration purposes only and are to be utilized only to assist in visualizing matters discussed within this report. Except as specifically stated, data

WOOD LAKE APARTMENTS                         ASSUMPTIONS AND LIMITING CONDITIONS

      relative to size or area of the subject and comparable properties has been obtained from sources deemed accurate and reliable. None of the exhibits are to be removed, reproduced, or used apart from this report.

18. No opinion is intended to be expressed on matters which may require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers. Values and opinions expressed presume that environmental and other governmental restrictions/conditions by applicable agencies have been met, including but not limited to seismic hazards, flight patterns, decibel levels/noise envelopes, fire hazards, hillside ordinances, density, allowable uses, building codes, permits, licenses, etc. No survey, engineering study or architectural analysis has been made known to CB Richard Ellis, Inc. unless otherwise stated within the body of this report. If the Consultant has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranty is made concerning obtaining these items. CB Richard Ellis, Inc. assumes no responsibility for any costs or consequences arising due to the need, or the lack of need, for flood hazard insurance. An agent for the Federal Flood Insurance Program should be contacted to determine the actual need for Flood Hazard Insurance.

19. Acceptance and/or use of this report constitutes full acceptance of the Contingent and Limiting Conditions and special assumptions set forth in this report. It is the responsibility of the Client, or client's designees, to read in full, comprehend and thus become aware of the aforementioned contingencies and limiting conditions. Neither the Appraiser nor CB Richard Ellis, Inc. assumes responsibility for any situation arising out of the Client's failure to become familiar with and understand the same. The Client is advised to retain experts in areas that fall outside the scope of the real estate appraisal/consulting profession if so desired.

20. CB Richard Ellis, Inc. assumes that the subject property analyzed herein will be under prudent and competent management and ownership; neither inefficient or super-efficient.

21. It is assumed that there is full compliance with all applicable federal, state and local environmental regulations and laws unless noncompliance is stated, defined and considered in the appraisal report.

22. No survey of the boundaries of the property was undertaken. All areas and dimensions furnished are presumed to be correct. It is further assumed that no encroachments to the realty exist.

23. The Americans with Disabilities Act (ADA) became effective January 26, 1992. Notwithstanding any discussion of possible readily achievable barrier removal construction items in this report, CB Richard Ellis, Inc. has not made a specific compliance survey and analysis of this property to determine whether it is in conformance with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect on the value estimated herein. Since CB Richard Ellis, Inc. has no specific information relating to this issue, nor is CB Richard Ellis, Inc. qualified to make such an assessment, the effect of any possible non-compliance with the requirements of the ADA was not considered in estimating the value of the subject property.

24. Client shall not indemnify Appraiser or hold Appraiser harmless unless and only to the extent that the Client misrepresents, distorts, or provides incomplete or inaccurate appraisal results to others, which acts of the Client proximately result in damage to Appraiser. The Client shall indemnify and hold Appraiser harmless from any claims, expenses, judgments or other items or costs arising as a result of the Client's failure or the failure of any of the Client's agents to provide a complete copy of the appraisal report to any third party. In the event of any litigation between the parties, the prevailing party to such litigation shall be entitled to recover from the other reasonable attorney fees and costs.

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WOOD LAKE APARTMENTS                                                     ADDENDA

                                     ADDENDA

WOOD LAKE APARTMENTS                                ADDENDUM A GLOSSARY OF TERMS

                                   ADDENDUM A

                               GLOSSARY OF TERMS

WOOD LAKE APARTMENTS                                ADDENDUM A GLOSSARY OF TERMS

ASSESSED VALUE Assessed value applies in ad valorem taxation and refers to the value of a property according to the tax rolls. Assessed value may not conform to market value, but it is usually calculated in relation to a market value base. +

CASH EQUIVALENCY The procedure in which the sale prices of comparable properties sold with a typical financing are adjusted to reflect typical market terms.

CONTRACT, COUPON, FACE, OR NOMINAL RENT The nominal rent payment specified in the lease contract. It does not reflect any offsets for free rent, unusual tenant improvement conditions, or other factors that may modify the effective rent payment.

COUPON RENT

  See Contract, Coupon, Face, or Nominal Rent

EFFECTIVE RENT 1) The rental rate net of financial concessions such as periods of no rent during a lease term; may be calculated on a discounted basis, reflecting the time value of money, or on a simple, straight-line basis. ++ 2) The economic rent paid by the lessee when normalized to account for financial concessions, such as escalation clauses, and other factors. Contract, or normal, rents must be converted to effective rents to form a consistent basis of comparison between comparables.

FACE RENT

  See Contract, Coupon, Face, or Nominal Rent

FEE SIMPLE ESTATE Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat. ++

FLOOR AREA RATIO (FAR) The relationship between the above-ground floor area of a building, as described by the building code, and the area of the plot on which it stands; in planning and zoning, often expressed as a decimal, e.g., a ratio of 2.0 indicates that the permissible floor area of a building is twice the total land area; also called building-to-land ratio. ++

FULL SERVICE LEASE A lease in which rent covers all operating expenses.
  Typically, full service leases are combined with an expense stop, the expense level covered by the contract lease payment. Increases in expenses above the expense stop level are passed through to the tenant and are known as expense pass-throughs.

GOING CONCERN VALUE Going concern value is the value of a proven property operation. It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only.
  Going concern value includes an intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to the business value. +

GROSS BUILDING AREA (GBA) The sum of all areas at each floor as measured to the exterior walls.

INSURABLE VALUE Insurable Value is based on the replacement and/or reproduction cost of physical items that are subject to loss from hazards. Insurable value is that portion of the value of an asset or asset group that is acknowledged or recognized under the provisions of an applicable loss insurance policy. This value is often controlled by state law and varies from state to state. +

INVESTMENT VALUE Investment value is the value of an investment to a particular investor based on his or her investment requirements. In contrast to market value, investment value is value to an individual, not value in the marketplace. Investment value reflects the subjective relationship between a particular investor and a given investment. When measured in dollars, investment value is the price an investor would pay for an investment in light of its perceived capacity to satisfy his or her desires, needs, or investment goals. To estimate investment value, specific investment criteria must be known. Criteria to evaluate a real estate investment are not necessarily set down by the individual investor; they may be established by an expert on real estate and its value, that is, an appraiser. +

LEASED FEE

  See leased fee estate

LEASED FEE ESTATE An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.++

LEASEHOLD

  See leasehold estate

LEASEHOLD ESTATE The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions.++

LOAD FACTOR The amount added to usable area to calculate the rentable area. It is also referred to as a "rentable add-on factor" which, according to BOMA, "is computed by dividing the difference between the

WOOD LAKE APARTMENTS                                ADDENDUM A GLOSSARY OF TERMS

  usable square footage and rentable square footage by the amount of the usable area. Convert the figure into a percentage by multiplying by 100.

MARKET VALUE "AS IF COMPLETE" ON THE APPRAISAL DATE Market value as if complete on the appraisal date is an estimate of the market value of a property with all construction, conversion, or rehabilitation hypothetically completed, or under other specified hypothetical conditions as of the date of the appraisal. With regard to properties wherein anticipated market conditions indicate that stabilized occupancy is not likely as of the date of completion, this estimate of value should reflect the market value of the property as if complete and prepared for occupancy by tenants.

MARKET VALUE "AS IS" ON THE APPRAISAL DATE Market value "as is" on the appraisal date is an estimate of the market value of a property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualifications as of the date of appraisal.

MARKET VALUE Market value is one of the central concepts of the appraisal practice. Market value is differentiated from other types of value in that it is created by the collective patterns of the market. Market value means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: 1) A reasonable time is allowed for exposure in the open market; 2) Both parties are well informed or well advised, and acting in what they consider their own best interests; 3) Buyer and seller are typically motivated; 4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and 5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.
  (ss)


MARKETING PERIOD The time it takes an interest in real property to sell on the market subsequent to the date of an appraisal. ++

NET LEASE Lease in which all or some of the operating expenses are paid directly by the tenant. The landlord never takes possession of the expense payment. In a Triple Net Lease all operating expenses are the responsibility of the tenant, including property taxes, insurance, interior maintenance and other miscellaneous expenses. However, management fees and exterior maintenance are often the responsibility of the lessor in a triple net lease. A modified net lease is one in which some expenses are paid separately by the tenant and some are included in the rent.

NET RENTABLE AREA (NRA) 1) The area on which rent is computed. 2) The Rentable
  Area of a floor shall be computed by measuring to the inside finished surface of the dominant portion of the permanent outer building walls, excluding any major vertical penetrations of the floor. No deductions shall be made for columns and projections necessary to the building. Include space such as mechanical room, janitorial room, restrooms and lobby of the floor. *

NOMINAL RENT

  See Contract, Coupon, Face, or Nominal Rent

PROSPECTIVE FUTURE VALUE "UPON COMPLETION OF CONSTRUCTION" Prospective future value "upon completion of construction" is the prospective value of a property on the future date that construction is completed, based upon market conditions forecast to exist, as of that completion date. The value estimate at this stage is stated in current dollars unless otherwise indicated.

PROSPECTIVE FUTURE VALUE "UPON REACHING STABILIZED OCCUPANCY" Prospective future value "upon reaching stabilized occupancy" is the prospective value of a property at a future point in time when all improvements have been physically constructed and the property has been leased to its optimum level of long-term occupancy. The value estimate at this stage is stated in current dollars unless otherwise indicated.

REASONABLE EXPOSURE TIME The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market. --

RENT

  see
  full service lease
  net lease
  contract, coupon, face, or nominal rent
  effective rent

SHELL SPACE Space which has not had any interior finishing installed, including even basic improvements such as ceilings and interior walls, as well as partitions, floor coverings, wall coverings, etc..

USABLE AREA 1) The area actually used by individual tenants. 2) The Usable Area of an office building is computed by measuring to the finished surface of the

WOOD LAKE APARTMENTS                                ADDENDUM A GLOSSARY OF TERMS

  office side of corridor and other permanent walls, to the center of partitions that separate the office from adjoining usable areas, and to the inside finished surface of the dominant portion of the permanent outer building walls. Excludes areas such as mechanical rooms, janitorial room, restrooms, lobby and any major vertical penetrations of a multi-tenant floor. *

USE VALUE Use value is a concept based on the productivity of an economic good.
  Use value is the value a specific property has for a specific use. Use value focuses on the value the real estate contributes to the enterprise of which it is a part, without regard to the property's highest and best use or the monetary amount that might be realized upon its sale. +

VALUE APPRAISED During the real estate development process, a property typically progresses from a state of unimproved land to construction of improvements to stabilized occupancy. In general, the market value associated with the property increases during these stages of development. After reaching stabilized occupancy, ongoing forces affect the property during its life, including a physical wear and tear, changing market conditions, etc. These factors continually influence the property's market value at any given point in time.

  See also

  market value "as is" on the appraisal date

  market value "as if complete" on the appraisal date

  prospective future value "upon completion of construction"

  prospective future value "upon reaching stabilized occupancy"

---------------
+ The Appraisal of Real Estate, Eleventh Edition, Appraisal Institute, 1996.

++ The Dictionary of Real Estate Appraisal, Third Edition, 1993.

(ss) The Office of the Comptroller of the Currency, 12 CFR Part 34, Subpart
C, - 34.42(f), August 24, 1990. This definition is compatible with the definition of market value contained in The Dictionary of Real Estate Appraisal, Third Edition, and the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of The Appraisal Foundation, 1992 edition. This definition is also compatible with the OTS, RTC, FDIC, NCUA, and the Board of Governors of the Federal Reserve System definition of market value.

* 1990 BOMA Experience Exchange Report, Income/Expense Analysis for Office Buildings (Building Owners and Managers Association, 1990)

-- Statement on Appraisal Standard No. 6, Appraisal Standards Board of The Appraisal Foundation, September 19, 1992.

WOOD LAKE APARTMENTS                   ADDENDUM B ADDITIONAL SUBJECT PHOTOGRAPHS

                                   ADDENDUM B

                         ADDITIONAL SUBJECT PHOTOGRAPHS

WOOD LAKE APARTMENTS                            ADDENDUM C COMPARABLE LAND SALES

                                   ADDENDUM C

                              COMPARABLE LAND SALES

WOOD LAKE APARTMENTS                        ADDENDUM D IMPROVED COMPARABLE SALES

                                   ADDENDUM D

                            IMPROVED COMPARABLE SALES

WOOD LAKE APARTMENTS                                ADDENDUM E RENT COMPARABLES

                                   ADDENDUM E

                                RENT COMPARABLES

WOOD LAKE APARTMENTS                                     ADDENDUM F DEMOGRAPHICS

                                   ADDENDUM F

                                  DEMOGRAPHICS

WOOD LAKE APARTMENTS                                        ADDENDUM G RENT ROLL

                                   ADDENDUM G

                                    RENT ROLL

WOOD LAKE APARTMENTS                  ADDENDUM H HISTORICAL OPERATING STATEMENTS

                                   ADDENDUM H

                         HISTORICAL OPERATING STATEMENTS

WOOD LAKE APARTMENTS                            ADDENDUM I FREDDIE MAC FORM 439

                                   ADDENDUM I

                              FREDDIE MAC FORM 439

WOOD LAKE APARTMENTS                                   ADDENDUM J QUALIFICATIONS

                                   ADDENDUM J

                                 QUALIFICATIONS

WOOD LAKE APARTMENTS                                   ADDENDUM J QUALIFICATIONS